EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EMCORE CORPORATION,

EMCORE OPTOELECTRONICS ACQUISITION CORPORATION

AND

K2 OPTRONICS, INC.

Dated as of January 12, 2006

TABLE OF CONTENTS

ARTICLE I

DEFINITIONS

1.1	Definitions.

ARTICLE II

THE MERGER

2.1	The Merger
2.2	The Closing
2.3	Company Closing Deliverables
2.4	Parent Closing Deliverables
2.5	Effective Time.
2.6	Effect of the Merger on Constituent Corporations.
2.7	Certificate of Incorporation and Bylaws of Surviving Corporation.
2.8	Directors and Officers of Surviving Corporation
2.9	Merger Consideration; Effect of Merger
2.10	Fractional Shares
2.11	Dissenting Shares
2.12	Surrender of Company Certificates, Exchange Agent
2.13	Taking of Necessary Action; Further Action

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.1	Organization and Qualification
3.2	Authorization and Validity of this Agreement
3.3	Capital Stock.
3.4	No Subsidiaries
3.5	Directors and Officers
3.6	No Conflicts
3.7	Approvals.
3.8	Compliance
3.9	Takeover Statutes
3.10	Company Financial Statements.
3.11	Books and Records; Organizational Documents
3.12	Absence of Changes
3.13	Taxes.
3.14	Legal Proceedings
3.15	Employee Benefit Plans.
3.16	Real Property.
3.17	Tangible Personal Property
3.18	Intellectual Property.
3.19	Contracts.
3.20	Insurance.
3.21	Affiliate Transactions.
3.22	Employees; Labor Relations.
3.23	Environmental Matters.
3.24	Substantial Customers and Suppliers.
3.25	Accounts Receivable.
3.26	Inventory
3.27	Other Negotiations; Brokers; Third-Party Expenses
3.28	Banks and Brokerage Accounts
3.29	Warranty Obligations.
3.30	Foreign Corrupt Practices Act
3.31	Financial Projections/Operating Plan.
3.32	Prepayment of Company Debt
3.33	Potential Conflict of Interest
3.34	Propriety of Payments
3.35	Section 280G Payments
3.36	Cancellation of Options, Warrants and other Rights to Purchase Company Capital Stock.
3.37	Disclosure
3.38	Internal Controls

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

4.1	Organization and Qualification
4.2	Authorization and Validity of this Agreement
4.3	Capital Stock
4.4	Issuance of Parent Common Stock
4.5	SEC Documents; Financial Statements
4.6	No Conflicts
4.7	Approvals.
4.8	Ownership of Merger Sub; No Prior Activities
4.9	Takeover Statutes

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1	Notices
5.2	Nonsurvival of Company Representations and Warranties
5.3	Entire Agreement
5.4	Further Assurances; Post-Closing Cooperation
5.5	Waiver
5.6	Third-Party Beneficiaries
5.7	No Assignment; Binding Effect
5.8	Headings
5.9	Invalid Provisions
5.10	Governing Law, Submission to Jurisdiction
5.11	WAIVER OF TRIAL BY JURY
5.12	Negotiation
5.13	Counterparts
5.14	Specific Performance
5.15	Construction.
5.16	Indemnification of Directors and Officers.

Exhibit A Form of Certificate of Merger
Exhibit B Allocation of Merger Consideration
Exhibit C Form of Shareholder Certificate

MERGER AGREEMENT

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of January 12, 2006, by and among EMCORE Corporation, a New Jersey corporation (“Parent”), EMCORE OPTOELECTRONICS Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and K2 Optronics, Inc., a Delaware corporation (the “Company"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article I.

RECITALS

A. The board of directors of each of Parent, Merger Sub and the Company believe it is in the best interests of Parent, Merger Sub and the Company, as applicable, and their respective shareholders or stockholders, as applicable, that Parent acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby.

B. The Company’s stockholders have approved and adopted this agreement and the transactions contemplated hereby.

C. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises, representations and warranties set forth herein, and for other good and valuable consideration, intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1  Definitions.

As used in this Agreement, the following defined terms shall have the respective meanings specified therefor below:

“Actions or Proceedings” means any action, suit, lawsuit, demand, inquiry, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental or Regulatory Authority investigation, audit or other proceeding, whether civil or criminal, administrative or otherwise in law or in equity, or before any arbitrator or Governmental Regulatory Authority.

“Affiliate” means, as applied to any Person, (a) any other Person directly or indirectly controlling, controlled by or under common control with, that Person, (b) any other Person that owns or controls ten percent (10%) or more of the total aggregate voting power of all classes of equity securities (including any equity securities issuable upon the exercise of any Option or convertible security) of that Person, (c) as to a corporation, each director thereof and corporation’s chief executive officer, president, and chief financial officer, and as to a partnership, each general partner thereof, and as to a limited liability company, each managing member or similarly authorized person thereof (including officers comparable to a corporation’s chief executive officer, president, and chief financial officer), and as to any other entity, each Person exercising similar authority to those of a director, chief executive officer, president, or chief financial officer of a corporation or (d) as to any of the foregoing Persons in (a) through (c), any Person related by blood, marriage or adoption and sharing the same household and any Person owned by such Persons. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities or by contract or otherwise.

“Aggregate Share Number” means the number of shares of Parent Common Stock obtained by dividing (i) $5,425,000.00 less any Transaction Expenses that Parent and the Company mutually agree will be borne by the Company after the Closing by (ii) the Closing Price.

“Agreement” means this Agreement and Plan of Merger, including (unless the context otherwise requires) the exhibits, the Company Disclosure Schedule, Parent Disclosure Schedule and the certificates and instruments delivered in connection herewith, or incorporated by reference, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Ancillary Agreements” has the meaning ascribed to it in Section 3.2.

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental or Regulatory Authority or any other Person.

“Assets and Properties” of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned, licensed or leased by such Person, including cash, cash equivalents, Investment Assets, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

“Associate” means, with respect to any Person, any corporation or other business organization of which such Person is an officer or partner or is the beneficial owner, directly or indirectly, of ten percent (10%) or more of any class of equity securities, any trust or estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar capacity and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person.

“Audited Financial Statement Date” means December 31, 2003.

“Audited Financial Statements” means the audited consolidated balance sheets of the Company as of each of the fiscal years ended 2002, 2003, respectively, and the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended, in each case, together with the notes thereto and the unqualified report of the Company’s independent accountants with respect thereto.

“Books and Records” means all files, documents, instruments, papers, books and records relating to the business or condition (financial or otherwise), results of operations, Assets and Properties of the Company, including financial statements, internal reports, Tax Returns and related work papers and letters from accountants, budgets, pricing guidelines, ledgers, journals, deeds, title policies, minute books, stock certificates and books, stock transfer ledgers, Contracts, Licenses, customer lists, computer files and programs (including data processing files and records), retrieval programs, operating data and plans and environmental studies and plans, excluding, however, in all cases any materials that contain any confidential information of any third party (other than the Company or Parent) that is restricted by Contract or applicable Law from being disclosed to Parent and/or Persons.

“Business Combination” means, with respect to any Person, (a) any merger, consolidation, share exchange, reorganization or other business combination transaction to which such Person is a party, (b) any sale, or other disposition of any capital stock or other equity interests of such Person (except for issuances of common stock upon conversion of preferred stock outstanding on the date hereof or the exercise of Options or warrants outstanding on the date hereof or issued in accordance with this Agreement), (c) any tender offer (including a self tender), exchange offer, recapitalization, restructuring, liquidation, dissolution or similar or extraordinary transaction, (d) any sale, dividend or other disposition of all or a substantial portion of the Assets and Properties of such Person (including by way of exclusive License or joint venture formation) other than sales of inventory and license in the ordinary course of such Person’s business and consistent with past practice, or (e) the entering into of any Contract or understanding, the granting of any rights or Options, or the acquiescence of such Person, to do any of the foregoing.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York or California are authorized or obligated to close.

"California Law" means the California General Corporations Law and all amendments and additions thereto.

“Certificate of Merger” has the meaning ascribed to it in Section 2.5.

“Closing” means the closing of the transactions contemplated by Section 2.5.

“Closing Date” has the meaning ascribed to it in Section 2.5.

“Closing Price” means the volume weighted average closing sales price of Parent Common Stock as traded on the Nasdaq National Market and reported by Bloomberg L.P. for the twenty (20) trading days commencing on the twenty-second (22nd) market trading day prior to the Closing Date and ending on the third (3rd) market trading day prior to the Closing Date.

“Company” has the meaning ascribed to it in the forepart of this Agreement.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Certificate” means a certificate which immediately prior to the Effective Time represents outstanding shares of Company Capital Stock.

“Company Common Stock” means shares of common stock of the Company, with $.001 par value, issued and outstanding as of the Effective Time.

“Company Convertible Securities” means the Company Options, the Company Warrants, and any other Options, warrants, convertible notes, stock purchase rights or other rights to acquire or receive shares of Company Capital Stock.

“Company Disclosure Schedule” means the schedules delivered to Parent by or on behalf of the Company, containing all lists, descriptions, exceptions and other information and materials as are required to be included therein in connection with the representations and warranties made by the Company in Article III or otherwise.

“Company Financials” means the Audited Financial Statements and the Interim Financial Statements.

“Company Intellectual Property” shall mean any Intellectual Property that (a) is owned by; (b) is licensed to; (c) was developed or created by or for the Company or any of its Subsidiaries or (d) is used in or necessary for the conduct of the business of the Company as presently or heretofore conducted or as proposed to be conducted in the Company’s Operating Plan, including (x) any Intellectual Property created by any of the Company’s founders, employees, independent contractors or consultants for or on behalf of the Company or any of its Subsidiaries and (y) currently used or reasonably usable in the Company’s business (except to the extent owned by a third party under “work for hire” or similar doctrines) created by any of the Company’s founders prior to the creation of the Company or any of its Subsidiaries.

“Company Options” means all issued and outstanding Options to purchase or otherwise acquire Company Capital Stock, excluding the Company Warrants.

“Company Preferred Stock” has the meaning ascribed to it in Section 3.3.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned by, filed in the name of, assigned to or applied for by, the Company.

“Company Stock Plans” means the K2 Optronics, Inc. 2000 Equity Incentive Plan.

“Company Stock Purchase Right” means a right to purchase Company Restricted Stock granted pursuant to a Company Stock Plan or otherwise.

“Company Stockholders” means all Persons who are the record holders of shares of Company Capital Stock and Company Convertible Securities immediately prior to the Effective Time.

“Company Subsidiary” means a Subsidiary of the Company.

“Company Warrants” mean any and all warrants to purchase Company Capital Stock, including the warrants listed in Section 3.3 of the Company Disclosure Schedule.

“Contract” means any contract, agreement, business arrangement, commitment, instrument, document, certificate or other binding arrangement or understanding, whether written or oral.

“Copyrights” has the meaning set forth in Section 3.18(c).

“Delaware Law” or “DGCL” means the Delaware General Corporation Law and all amendments and additions thereto.

“Effective Time” has the meaning ascribed to it in Section 2.5.

“Employee Benefit Plans” has the meaning ascribed to it in Section 3.15(a).

“Environment” means air, surface water, ground water, or land, including land surface or subsurface, and any receptors such as persons, wildlife, fish, biota or other natural resources.

“Environmental Clean-up Site” means any location which is listed or proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites relating to investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding, or investigation related to or arising from any location at which there has been a Release or threatened or suspected Release of a Hazardous Material.

“Environmental Law” shall mean any Regulation, Order, settlement agreement or Governmental or Regulatory Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning the Environment, health, safety or Hazardous Materials, including without limitation, discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Materials, including but not limited to CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act, any so called “Superlien” Law, all as now or hereafter amended or supplemented, and the Regulations promulgated thereunder, and any other similar Federal, state or local Regulations.

“Environmental Permit” shall mean Permits, certificates, Approvals, Licenses, decrees, consents, Orders and other authorizations relating to or required by Environmental Law and necessary or desirable for the Company’s business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning ascribed to it in Section 2.12.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, bureau, board, commission, department, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, and shall include any stock exchange, quotation service and the National Association of Securities Dealers.

“Hazardous Material” shall be construed broadly to include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances defined or included in the definition of “hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any Governmental or Regulatory Authority and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by products, pesticides, asbestos containing materials, petroleum or petroleum products or by products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Law or which are or could reasonably be expected to become regulated, listed or controlled by, under or pursuant to any Environmental Law, or which has been or shall be determined or interpreted at any time by any Governmental or Regulatory Authority to be a hazardous or toxic substance regulated under any other Law or Order.

“Indebtedness” with respect to any Person means (a) any obligation of such Person for borrowed money, but in any event shall include: (i) any obligation or Liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current Liabilities and incurred in respect of property purchased in the ordinary course of business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current Liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; and (v) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested; (c) annual employee bonus obligations that are not accrued on the Financial Statements; and (d) retroactive insurance premium obligations.

“Indemnified Persons” has the meaning ascribed to it in Section 5.16.

“Intellectual Property” means all foreign and domestic, registered and unregistered trademarks and trademark rights, trade names and trade name rights, service marks, service names and service name rights, patents and patent rights, utility models and utility model rights, registered and unregistered copyrights, mask works, brand names, trade dress, product designs, product packaging, business and product names, logos, slogans, rights of publicity, trade secrets, inventions (whether or not patentable or reduced to practice), invention disclosures, improvements, processes, formulae, industrial models, designs, specifications, technology, methodologies, computer software (including all source code and object code), firmware, development tools, flow charts, annotations, all Web addresses, sites and domain names, all data bases and data collections and all rights therein, any other confidential and proprietary right or information, whether or not subject to statutory registration, and all related technical information, manufacturing, engineering and technical drawings, know-how, the goodwill associated with any of the foregoing, and all pending applications for and registrations of patents, utility models, trademarks, service marks and copyrights, and the right to sue for past infringement, if any, in connection with any of the foregoing, and all documents, disks, records, lab notebooks, files and other media on which any of the foregoing is stored.

“Interim Financial Statements” means the unaudited consolidated balance sheet of the Company as of September 30, 2005, and the related unaudited consolidated statement of operations and consolidated statement of cash flows for the three-month period ended on such date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Investment” shall mean (a) any direct or indirect ownership, purchase or other acquisition by a Person of any notes, obligations, instruments, capital stock, Options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

“Investment Assets” means all debentures, notes and other evidences of Indebtedness, stocks, securities (including rights to purchase and securities convertible into or exchangeable for other securities), interests in joint ventures and general and limited partnerships, mortgage loans and other Investment or portfolio assets owned of record or beneficially by the Company.

“IRS” means the United States Internal Revenue Service or any successor entity.

“Law” or “Laws” means any law, code, statute, Order, decree, consent decree, judgment, rule, regulation, rule of common law, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

“Lease Documents” has the meaning ascribed to it in Section 3.16(d).

“Leased Real Property(ies)” has the meaning ascribed to it in Section 3.16(a).

“Liabilities” means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due.

“License” means any Contract that grants a Person the right to use or otherwise enjoy the benefits of any Intellectual Property (including any covenants not to sue with respect to any Intellectual Property).

“Liens” means any (a) mortgage, pledge, assessment, security interest, lease, lien, easement, License, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities Law; (b) filing or Contract to file a financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) subordination arrangement in favor of another Person.

“Loss(es)” means (i) any and all damages, fines, fees, Taxes, penalties, amounts paid in respect of indemnification obligations, deficiencies, losses, (ii) special damages, incidental damages, consequential damages or punitive damages, whether or not foreseeable, (except special damages, incidental damages, consequential damages or punitive damages of Parent, the Company or the Surviving Corporation) and (iii) expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment (such fees and expenses to include all reasonable fees and expenses, including reasonable fees and expenses of attorneys, incurred in connection with asserting or disputing any rights under this Agreement against any party hereto), net of any insurance proceeds actually received (offset by the present value any adverse effect on the premiums paid for such insurance) or proceeds received by virtue of third-party indemnification.

“Management and Employee Carveout” means the amount of money to be paid to Company management and employees pursuant to the K2 Optronics, Inc. 2005 Management Employee Retention Plan and the K2 Optronics, Inc. 2005 Non-Management Employee Retention Plan.

“Material Adverse Effect,” with respect to any Person, shall mean any event, change, occurrence, effect, fact or circumstance having a material adverse effect on (i) the ability of such Person to perform its obligations under this Agreement, or to consummate the transactions contemplated hereby on a timely basis, or (ii) the business, properties, assets, Liabilities, operations, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole.

“Merger” has the meaning ascribed to it in Recital A to this Agreement.

“Merger Consideration” means the Aggregate Share Number.

“Merger Sub” has the meaning ascribed to it in the forepart of this Agreement.

“NASD” means the National Association of Securities Dealers, Inc.

“Operating Plan” has the meaning ascribed to it in Section 3.31(b).

“Option” with respect to any Person means any security, right, subscription, warrant, option, “phantom” stock right, stock appreciation right, profit participation or arrangement or other Contract that gives the right to (a) purchase or otherwise receive or be issued any shares of capital stock or other equity interests of such Person or any security of any kind convertible into or exchangeable or exercisable for any shares of capital stock or other equity interests of such Person or (b) receive any benefits or rights similar to any rights enjoyed by or accruing to the holder of shares of capital stock or other equity interests of such Person, including any rights to participate in the equity, income or election of directors or officers of such Person.

“Order” means any writ, judgment, decree, injunction, rule, ruling, consent or similar order of any Governmental or Regulatory Authority (in each such case whether preliminary or final).

“Parent” has the meaning ascribed to in the forepart of this Agreement.

“Parent Capital Stock” has the meaning ascribed to it in Section 4.3.

“Parent Certificate” has the meaning ascribed to it in Section 2.12(b).

“Parent Common Stock” means shares of common stock, no par value, of Parent.

“Parent Disclosure Schedule” has the meaning ascribed to it in Article IV.

“Parent Financials” has the meaning ascribed to it in Section 4.5(b).

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA.

“Permit” means any License, permit, franchise, authorization, registrations, certificates, Orders, qualifications or Approvals required by any Governmental or Regulatory Authority or other Person.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company or partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

“Pre-Closing Period” has the meaning ascribed to it in Section 3.13(b).

“PTO” means the United States Patent and Trademark Office.

“Registered Intellectual Property” shall mean all United States, international and foreign: (a) patents and patent applications (including provisional applications); (b) registered trademarks and servicemarks, applications to register trademarks and servicemarks, intent-to-use applications, other registrations or applications to trademarks or servicemarks, or trademarks or servicemarks in which common law rights are owned or otherwise controlled; (c) registered copyrights and applications for copyright registration; (d) any mask work registrations and applications to register mask works; and (e) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

“Securities Act” means the Securities Act of 1933, as amended.

“Site” means any of the real properties currently or previously owned, leased, occupied, used or operated by the Company or Subsidiary of the Company, any predecessors of the Company or Subsidiary of the Company, or any entities previously owned by the Company or Subsidiary of the Company, including all soil, subsoil, surface waters and groundwater.

“Subsidiary” means any Person in which the Company or Parent, as the context requires, directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest in, or the voting control of, such Person, whether or not existing on the date hereof.

“Surviving Corporation” has the meaning ascribed to it in Section 2.1.

“Takeover Statute” means a “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States.

“Tax” or “Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, property, excise, severance, windfall profits, stamp, License, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

“Tax Returns” means any tax return, report, form, information return, election, schedule, certificate, statement or other document (including elections, declarations, disclosures and estimates) and any amendments thereto, for Taxes or filed or required to be filed with a Taxing Authority.

“Taxing Authority” means any governmental agency, board, bureau, body, department or authority of any United States federal, state or local jurisdiction or any foreign jurisdiction, having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction Expenses” means the Management and Employee Carveout and all fees and expenses payable by or on behalf of the Company or any of its Subsidiaries to RidgeCrest Capital Partners and Latham & Watkins LLP in connection with this Agreement, the transactions contemplated hereby and any similar potential or proposed transactions.

“Warranty Obligations” has the meaning ascribed to it in Section 3.29(a).

“WARN Act” has the meaning ascribed to it in Section 3.22(f).

ARTICLE II

THE MERGER

2.1  The Merger

At the Effective Time and upon the terms and subject to the conditions of this Agreement and the applicable provisions of Delaware Law and California Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company, as it shall exist after the Effective Time, is sometimes referred to herein as the “Surviving Corporation.”

2.2  The Closing

The closing of the Merger (the “Closing”) will take place at 10:00 a.m. local time, concurrently with the execution and delivery of this Agreement, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 525 University Avenue, Suite 1100, Palo Alto, California 94301, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.”

2.3  Company Closing Deliverables

At the Closing, the Company is delivering, or causing to be delivered, to Parent each of the following:

(a)  acceptances to the offers of employment extended by the Surviving Corporation to each of the employees of the Company listed on Schedule 2.3(a) executed by each such employee along with signed copies of the non-disclosure and invention assignment agreements that accompany such offers;

(b)  counterparts to the Registration Rights Agreement, by and among Parent, the Company and each of the Holders (as defined therein), executed by the Company and each of the Holders;

(c)  release agreements executed by RidgeCrest Capital Partners and Latham & Watkins LLP waiving all liability of Parent and the Surviving Corporation for any fees and expenses payable to the Company or any of its Subsidiaries in connection with this Agreement, the transactions contemplated hereby and any similar potential or proposed transactions;

(d)  a release agreement executed by each employee and manager of the Company entitled to payment pursuant to the Management and Employee Carveout waiving all liability of Parent and the Surviving Corporation for any payments thereunder;

(e)  a termination agreement executed by each of the Company Stockholders entitled to receive a portion of the Merger Consideration terminating each of the Series C Stock Purchase Agreement, the Investor Rights Agreement, the Voting Agreement, the Co-Sale Agreement, the Change in Control Agreement, and the Management Rights Letter;

(f)  release agreements executed by each holder of Company Options or Company Warrants waiving all liability of Parent and the Surviving Corporation in connection with the termination of the Company Option and Company Warrant agreements;

(g)  certificates representing as many shares of the outstanding Company Capital Stock as the Company can reasonably obtain before the Closing;

(h)  Section 228 written consent of Company Stockholders approving the Merger;

(i)  certificates issued by the appropriate Governmental or Regulatory Authorities evidencing the good standing, with respect to both the conduct of business and the payment of all Taxes, of the Company, as of a date not more than fifteen (15) days prior to the Closing Date, under the laws of the State of Delaware and as a foreign company authorized to do business under the laws of the jurisdictions listed in the schedules hereto;

(j)  a Company officer’s certificate;

(k)  a Company secretary’s certificate;

(l)  letters of resignation from the Company’s directors;

(m)  an investment representation letter from each of the Company Stockholders entitled to receive a portion of the Merger Consideration; and

(n)  a statement of fees, costs and expenses (including, without limitation, fees and expenses of legal counsel and financial advisors and accountants, if any) incurred by the Company in connection with the transactions contemplated hereby;

in each case, in form and substance reasonably satisfactory to Parent.

2.4  Parent Closing Deliverables

At the Closing, Parent is delivering, or causing to be delivered, to the Company each of the following:

(a)  counterparts to the employment agreements between the Surviving Corporation and each of the employees of the Company listed on Schedule 2.3(a) executed by the Surviving Corporation;

(b)  counterparts to the Registration Rights Agreement, by and among Parent, the Company and each of the Holders (as defined therein), executed by Parent;

(c)  an officer’s certificate from each of Parent and Merger Sub;

(d)  a secretary’s certificate from each of Parent and Merger Sub; and

(e)  Section 228 written consent of Parent (as sole stockholder of Merger Sub) approving the Merger;

2.5  Effective Time.

On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by the parties and set forth in the Certificate of Merger being referred to herein as the “Effective Time”) and shall make all other filings, recordings or publications required by California Law in connection with the Merger.

2.6  Effect of the Merger on Constituent Corporations.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, Liabilities, obligations and duties of Merger Sub and the Company shall become the debts, Liabilities, obligations and duties of the Surviving Corporation.

2.7  Certificate of Incorporation and Bylaws of Surviving Corporation.

(a)  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time until thereafter amended in accordance with Delaware Law and as provided in such Certificate of Incorporation; provided, however, that at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the Corporation is K2 Optronics, Inc.”

(b)  Unless otherwise determined by Parent prior to the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law and as provided in the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

2.8  Directors and Officers of Surviving Corporation

Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation. In furtherance thereof, the Company shall secure, effective at the Effective Time of the Merger, such resignations of its incumbent directors as is necessary to enable the designees of Parent to be elected or appointed to the Board of Directors of the Company (the "Company Board"), and the Company shall take all actions available to the Company to cause such designees of Parent to be so elected or appointed at the Effective Time.

2.9  Merger Consideration; Effect of Merger

On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder of any shares of the Company Capital Stock or Company Convertible Securities, the following shall occur:

(a)  Each issued and outstanding share of common stock of Merger Sub shall be converted into one validly issued, fully paid and non assessable share of common stock of the Surviving Corporation.

(b)  Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as provided in Section 2.11)) shall automatically be canceled, extinguished and cease to exist, and no cash, Parent Common Stock or other consideration shall be delivered or deliverable in exchange therefor except for the right to receive, upon surrender of the Company Certificate therefor, a portion of the Merger Consideration, which shall be calculated and paid in accordance with the terms of the Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time. An allocation of the Merger Consideration among holders of Company Capital Stock in accordance with this Section 2.9(b) is set forth on Exhibit B hereto.

(c)  Parent shall fund the Merger Consideration entirely in Parent Common Stock. When so issued, each share of Parent Common Stock shall be validly issued, fully paid and non-assessable.

(d)  Parent will reserve sufficient shares of Parent Common Stock for issuance pursuant to this Section 2.9.

2.10  Fractional Shares

No fraction of a share of Parent Common Stock shall be issued in the Merger, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (a) such fraction, multiplied by (b) the Closing Price.

2.11  Dissenting Shares

Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, which are held of record by stockholders who shall not have voted in favor of the Merger or consented thereto in writing, and who shall have demanded properly in writing appraisal of such shares in accordance with Section 1300 of California Law or Section 262 of Delaware Law (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration as set forth in Section 2.9, but the holders thereof instead shall be entitled to, and the Dissenting Shares shall only represent the right to receive, payment of the fair value of such shares in accordance with the provisions of Section 1300 of California Law or Section 262 of the DGCL; provided, however, that (i) if such a holder fails to demand properly in writing from the Surviving Corporation the appraisal of his or its shares in accordance with Section 1300 of California Law or Section 262(d) of the DGCL or, after making such demand, subsequently delivers an effective written withdrawal of such demand, or fails to establish his or its entitlement to appraisal rights as provided in Section 1300 of California Law or Section 262 of the DGCL, if so required, or (ii) if a court shall determine that such holder is not entitled to receive payment for his or its shares or such holder shall otherwise lose his or its appraisal rights, then, in any such case, each share of Company Capital Stock, together with the associated rights, held of record by such holder or holders shall automatically be cancelled, extinguished and cease to exist and no cash or other consideration shall be delivered or deliverable therefor. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of such shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for Dissenting Shares or offer to settle, settle or negotiate in respect of any such demands.

2.12  Surrender of Company Certificates, Exchange Agent

The transfer agent of Parent (or another entity reasonably acceptable to Parent and the Company) shall serve as exchange agent (the “Exchange Agent”) in the Merger.

(a)  Parent to Provide Parent Common Stock or Cash Equivalent. At the Closing, Parent shall (A) make available to the Exchange Agent, for exchange for the Company Capital Stock outstanding immediately preceding the Effective Time in accordance with this Article II the Aggregate Share Number of shares of Parent Common Stock (and cash in lieu of fractional shares pursuant to Section 2.7).

(b)  Exchange Procedures. As soon as reasonably practicable following the Effective Time, the Surviving Corporation shall cause to be mailed to each Company Stockholder whose shares of Company Capital Stock were converted into the right to receive the Merger Consideration (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent at the Closing, and which shall be in such form and shall have such other provisions as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares, and (iii) a shareholder certificate (a “Shareholder Certificate”) in form specified by Parent and approved prior to the Closing by the Company, as set forth in Exhibit C attached hereto, for execution by the Company Stockholder. Upon surrender of a Company Certificate to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and Shareholder Certificate, duly completed and validly executed in accordance with the instructions thereto, the Company Stockholder shall be entitled to receive, and the Exchange Agent shall promptly deliver in exchange therefor, a certificate for Parent Common Stock (“Parent Certificate”) representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.9 (and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 2.10), and the Company Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive any dividends or distributions payable pursuant to Section 2.12(c) and any cash in lieu of fractional shares.

(c)  Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to applicable Law, following surrender of any such Company Certificate, there shall be paid to the record holder of Parent Certificates representing whole shares of Parent Common Stock issued in exchange therefor, plus the amount of dividends or other distributions (without interest) with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

(d)  Transfers of Ownership. If any Parent Certificate is to be issued pursuant to the Merger in a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Company Certificate so surrendered will be properly endorsed, together with the signature thereon guaranteed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a Parent Certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e)  No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender of shares of Company Capital Stock in accordance with the terms hereof (including any cash in lieu of fractional shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Capital Stock. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(f)  Lost, Stolen or Destroyed Company Certificates. In the event any Company Certificate evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue a certificate representing such shares of Parent Common Stock and cash in lieu of fractional shares in exchange for such lost, stolen or destroyed Company Certificate, upon the delivery to the Exchange Agent of an affidavit of that fact by the holder thereof, together with the signature thereon guaranteed; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Company Certificate to provide an indemnity or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Company Certificate alleged to have been lost, stolen or destroyed.

(g)  No Liability. Notwithstanding anything to the contrary in this Section 2.12, neither Parent nor any party hereto shall be liable to a holder of shares of Parent Common Stock, or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.13  Taking of Necessary Action; Further Action

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent or Merger Sub, or to perfect the Surviving Corporation’s ownership of any and all Company Intellectual Property, or to complete and prosecute all domestic and foreign patent and trademark filings related to Company Intellectual Property, the officers and directors of Parent and the Surviving Corporation are fully authorized to take, and will take, all such lawful and necessary action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to each of Parent and Merger Sub, subject to such exceptions as are disclosed in the Company Disclosure Schedule delivered herewith and dated as of the date hereof, which exceptions shall qualify the corresponding section of the representations and warranties set forth in this Agreement and any other section to the extent that it is readily apparent that such disclosure is relevant, that the following are true and correct as at the Closing, except where the following is expressly stated to be true as of a specified date prior to the Closing, in which case it shall, as of the Closing, continue to be true as of such specified date:

3.1  Organization and Qualification

. The Company and each of its Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation, as the case may be, and has full corporate or partnership power and authority, as the case may be, to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. The Company and each of its Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that do not and could not reasonably be expected to have a Material Adverse Effect on the Company. Section 3.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company or any of its Subsidiaries (as applicable) is so qualified, licensed or admitted to do business and separately lists each other jurisdiction in which the Company and each of its Subsidiaries (as applicable) owns, uses or leases from third parties substantial tangible Assets and Properties, or has employees. Section 3.1(b) of the Company Disclosure Schedule contains complete and accurate copies of the Company’s Amended and Restated Certificate of Incorporation and Bylaws and the organizational documents of each of its Subsidiaries, in each case as amended and in full force and effect as of the date of this Agreement. The organizational documents of the Subsidiaries do not contain any provision limiting or otherwise restricting the ability of the Company to control its Subsidiaries.

3.2  Authorization and Validity of this Agreement

. The Company has full corporate power and authority to execute and deliver this Agreement and the other agreements which are attached (or forms of which are attached) as exhibits hereto (the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement was duly approved by the Company Stockholders in accordance with Delaware Law and the Company’s charter on January 11, 2006. The Company’s board of directors approved the Merger and this Agreement on January 8, 2006, and declared its advisability. The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is or will become a party, the consummation by the Company of the transactions contemplated hereby and thereby, and the performance by the Company of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of the Company. No other action on the part of the board of directors of the Company, or any corporate action on the part of the Company (other than the filing of the Certificate of Merger as required by Delaware Law), is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is or will become a party and the consummation by the Company of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which the Company is or will become a party have been or will be, in the case of the Ancillary Documents, as applicable, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof (and, in the case of the Ancillary Agreements to which Parent is a party, thereof) by Parent, assuming enforceability against Parent and Merger Sub, each constitutes or will constitute, as applicable, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

3.3  Capital Stock.

(a)  The authorized capital stock of the Company consists of (i) 102,057,758 shares of authorized Company Common Stock, of which 3,477,853 shares are issued and outstanding, and (ii) 82,057,758 shares of authorized Company Preferred Stock, $0.001 par value per share (the "Company Preferred Stock"): (A) 7,432,241 of which are designated Series A Preferred Stock, of which 6,945,158 shares are issued and outstanding, (B) 3,625,519 of which are designated Series B Preferred Stock, of which 3,044,131 shares are issued and outstanding, and (C) 70,999,998 of which are designated Series C Preferred Stock, of which 24,481,800 shares are issued and outstanding. Such outstanding Company Capital Stock is held of record by the persons, and in the amounts set forth in Section 3.3(a) of the Company Disclosure Schedule, and is subject only to those restrictions, repurchase rights, limitations, and preferences on distributions, mergers, acquisitions, liquidations and other similar corporate events described in the Company’s Amended and Restated Certificate of Incorporation. Section 3.3(a) of the Company Disclosure Schedule sets forth the name and address for each holder of Company Capital Stock as contained in the Company’s stock records on the date hereof. All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable Laws, and are not subject to preemptive rights created by statute, the Amended and Restated Certificate of Incorporation or Bylaws of the Company or any Contract to which the Company is a party or by which it is bound.

(b)  With respect to any Company Capital Stock that has been issued subject to a repurchase option or buy-back Contract on the part of the Company, Section 3.3(b) of the Company Disclosure Schedule sets forth the name and address of each holder thereof, the number and type of securities covered thereby, and the vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated). Except for the Company Restricted Stock set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no outstanding Restricted Stock Purchase Agreements or shares of Company Restricted Stock or Contracts obligating the Company to issue any Company Restricted Stock.

(c)  Except for the Company Options and Company Warrants set forth in Sections 3.3(c) of the Company Disclosure Schedule, there are no outstanding Company Convertible Securities, Company Options, Company Warrants, Company Stock Purchase Rights, Restricted Stock Purchase Agreements or shares of Company Restricted Stock or Contracts, or arrangements or understandings to which the Company is a party (written or oral) or by which it is bound obligating the Company to issue any Company Options or Company Restricted Stock. With respect to each Company Option, Company Warrant and each Contract, arrangement or understanding to which the Company is a party (written or oral) to issue any Options or any other equity securities with respect to the Company, Section 3.3(c) of the Company Disclosure Schedule sets forth the name and address of each holder thereof, the number and type of securities issuable thereunder, and, if applicable, the exercise price therefor, the exercise period and vesting schedule thereof (including a description of the circumstances under which such vesting schedule can or will be accelerated) and a delineation between vested and unvested securities as of the Effective Time. All of the Company Options, Company Restricted Stock and Company Warrants were issued in compliance with all applicable federal, state and foreign Laws.

(d)  Except as set forth in Section 3.3(d) of the Company Disclosure Schedule, there are no preemptive rights or Contracts, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Company Capital Stock created by statute, the Amended and Restated Certificate of Incorporation or bylaws of the Company, or any Contract or other arrangement to which the Company is a party (written or oral) or to which it is bound and there are no Contracts, arrangements or understandings to which the Company is a party (written or oral) pursuant to which the Company has the right to elect to satisfy any Liability by issuing Company Capital Stock or Company Options.

(e)  Each Company Stock Plan and each stock option agreement pursuant to which any Person holds options to purchase Company Common Stock has been amended and/or waived in writing as necessary, prior to the date of this Agreement, to permit the cancellation of any and all options thereunder, whether vested or unvested, in accordance with Section 2.9 of this Agreement, without any further consent or approval of such Person. Any such amendment and/or waiver, or any consent thereto, obtained by the Company, has been obtained without undue influence and is enforceable against the parties thereto. True and complete copies of all Contracts and instruments relating to or issued under the Company Stock Plans have been provided to Parent and such Contracts and instruments have not been amended, modified or supplemented other than to cancel or permit, pursuant to Section 2.9 of this Agreement, the cancellation of, all options outstanding, and there are no Contracts to amend, modify or supplement such Contracts or instruments from the form provided to Parent. The Company is not a party or subject to any Contract or understanding, and, to the Company’s knowledge, there is no Contract, arrangement or understanding between or among any Persons which affects, restricts or relates to voting, giving of written consents, dividend rights or transferability of shares with respect to the Company Capital Stock, including any voting trust agreement or proxy. Except as set forth in Section 3.3(e) of the Company Disclosure Schedule, no debt securities of the Company are issued and outstanding.

3.4  No Subsidiaries

Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company has no Subsidiaries and does not otherwise own or hold, directly or indirectly, any equity, membership, partnership, joint venture or other ownership interest or Investment in, or control directly or indirectly, any Person.

3.5  Directors and Officers

The names of each director and officer of the Company and its Subsidiaries (as applicable) on the date hereof, and his or her position with the Company or any Subsidiary are listed in Section 3.5 of the Company Disclosure Schedule.

3.6  No Conflicts

The execution and delivery by the Company of this Agreement and the Ancillary Agreements to which the Company is a party does not, the performance by the Company of its obligations under this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby do not, and will not:

(a)  conflict with or result in a violation or breach of, or default under (with or without notice or lapse of time or both), any of the terms, conditions or provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Company or the organizational documents of any of its Subsidiaries;

(b)  subject to obtaining the consents, Approvals and actions, making the filings and giving the notices disclosed in Section 3.6(b) of the Company Disclosure Schedule, if any, conflict with or result in a violation or breach of any Law or Order applicable to the Company, its Subsidiaries or any of their respective Assets and Properties; or

(c)  except as disclosed in Section 3.6(c) of the Company Disclosure Schedule, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require the Company or any of its Subsidiaries to obtain any consent, Approval or action of, make any filing with or give any notice to, any Person as a result of, or under (except for (A) the filing of the Certificate of Merger; and (B) such consents Approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities Laws), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any Person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon the Company or any of its Assets and Properties under, or (vii) result in the loss of any material benefit under, any of the terms, conditions or provisions of any Contract or License to which the Company or any of its Subsidiaries is a party or by which any of the Assets and Properties of the Company or its Subsidiaries are bound.

3.7  Approvals.

(a)  Section 3.7(a) of the Company Disclosure Schedule sets forth a list of all Approvals of Governmental or Regulatory Authorities relating to the business conducted by the Company and its Subsidiaries that are required to be given to or obtained by the Company or any of its Subsidiaries from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than the filing of the Certificate of Merger, together with the required officers’ certificates, and such consents, Approvals, Orders, authorizations, registrations, declarations and filings as may be required under state or federal securities Laws).

(b)  Section 3.7(b) of the Company Disclosure Schedule sets forth a list of all material Approvals that are required to be given to or obtained by the Company or any of its Subsidiaries from any and all third parties other than Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.

(c)  Except as set forth in Section 3.7(c)(i) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has obtained all material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company or any of its Subsidiaries and there has been no written notice received by the Company or any of its Subsidiaries of any material violation or material non-compliance with any such Approvals. All material Approvals from Governmental or Regulatory Authorities necessary to conduct the business conducted by the Company or any of its Subsidiaries as it is currently being conducted are set forth in Section 3.7(c)(ii) of the Company Disclosure Schedule.

3.8  Compliance

Except as set forth in Section 3.8 of the Company Disclosure Schedule, the Company, each of its Subsidiaries and their Affiliates, officers, directors, agents and employees have been and are in compliance with all applicable Laws and Orders of any Governmental or Regulatory Authorities applicable to the business conducted by the Company or any of its Subsidiaries, and neither the Company, its Subsidiaries nor any of its Affiliates is aware of any claim of violation, or of any actual violation, of any such Laws and Orders by the Company or its Subsidiaries.

3.9  Takeover Statutes

No Takeover Statute applicable to the Company or its Subsidiaries is applicable to the Merger or the transactions contemplated hereby.

3.10  Company Financial Statements.

(a) Section 3.10(a)(1) of the Company Disclosure Schedule sets forth a complete and accurate copy of the Company Financials. The Company Financials have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other except (i) as may be indicated in the notes thereto, and (ii) in the case of the Interim Financial Statements, for the absence of required footnotes and subject to normal year-end adjustments, which adjustments will not be material in amount or significance. The Company Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, except, in the case of the Interim Financial Statements, for the absence of required footnotes and subject to normal year-end adjustments, which adjustments will not be material in amount or significance. Since December 31, 2004, there has been no change in any accounting policies, principles, methods or practices, including any change, except as disclosed in the Company Financials, with respect to reserves (whether for bad debts, contingent Liabilities or otherwise) of the Company. The Company does not utilize any percentage of completion or similar method of accounting for revenue, income or cost recognition purposes. The Company has not since its inception written off any research and development costs, incurred any reorganization, restructuring or similar costs or changed the book value of any assets, Liabilities or goodwill of any Subsidiary or business acquired by the Company. Except as set forth in Schedule 3.10(a)(3) of the Company Disclosure Schedule hereto, the Company does not have any obligation to make any additional Investments in any Person. All properties used in the Company’s business operations during the period covered by the foregoing financial statements are reflected in the Company Financials in accordance with and to the extent required by GAAP.

(b)  Except as reflected or reserved against in the Company Financials or as disclosed in Section 3.10(b) of the Company Disclosure Schedule, the Company does not have any Indebtedness or Liabilities of, relating to or affecting the Company, any of its Subsidiaries, or any of their respective Assets and Properties, other than Liabilities incurred in the ordinary course of business consistent with past practice since the Audited Financial Statement Date and in accordance with the provisions of this Agreement which do not, and could not reasonably be expected to, exceed $25,000, and are not for tort or for breach of Contract, Law or Order.

(c)  There is no Person that has guaranteed, or provided any financial accommodation of, any Indebtedness, obligation or liability of the Company or for the benefit of the Company for the periods covered by the Company Financials other than as set forth in the Company Financials. The management of the Company has disclosed to the Company’s independent auditors all facts and circumstances known to them that are material and bear upon the accuracy of the audited financial statements. The Company’s accounting systems and controls are sufficient to detect material fraud and inaccuracies in the financial reporting processes and reports.

3.11  Books and Records; Organizational Documents

The minute books and stock record books and other similar records of the Company and each of its Subsidiaries (a) have been provided or made available to Parent or its counsel prior to the execution of this Agreement, (b) are complete and correct in all respects and (c) have been maintained in accordance with business practices appropriate for companies similarly situated to the Company. Such minute books contain a true and complete record of all actions taken at all meetings and by all written consents in lieu of meetings of the directors, stockholders and committees of the board of directors of the Company and its Subsidiaries from the applicable date of incorporation through the date hereof. Neither the Company nor any Subsidiary has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or a wholly-owned Subsidiary.

3.12  Absence of Changes

Since the Audited Financial Statement Date, except as set forth in Section 3.12 of the Company Disclosure Schedule, there has not been any Material Adverse Effect upon the Company or any occurrence or event which, individually or in the aggregate, could be reasonably expected to have any Material Adverse Effect upon the Company. In addition, without limiting the generality of the foregoing, except as expressly contemplated by this Agreement and except as disclosed in Section 3.12 of the Company Disclosure Schedule, since the Audited Financial Statement Date:

(a)  neither the Company nor any of its Subsidiaries has, other than with Parent or its Affiliates, entered into any Contract, commitment or transaction or incurred any Liabilities outside of the ordinary course of business consistent with past practice;

(b)  neither the Company nor any of its Subsidiaries has entered into any Contract, other than with Parent or its Affiliates, in connection with any transaction involving a Business Combination;

(c)  neither the Company nor any of its Subsidiaries has altered or entered into any Contract or other commitment to alter, its interest in any corporation, association, joint venture, partnership or business entity in which the Company or its Subsidiaries directly or indirectly holds any interest on the date hereof;

(d)  neither the Company nor any of its Subsidiaries has entered into any strategic alliance, joint development or joint marketing Contract;

(e)  there has not been any material amendment or other material modification (or Contract to do so) or violation of the terms of, any of the Contracts set forth or described in Sections 3.19(a)(1), 3.19(a)(2) or 3.19(a)(3) of the Company Disclosure Schedule;

(f)  neither the Company nor any of its Subsidiaries has entered into any material transaction with any officer, director, stockholder, Affiliate or Associate of the Company or, as applicable, its Subsidiaries, other than pursuant to any Contract in effect on the Audited Financial Statement Date and disclosed to Parent pursuant to (and so identified in) Section 3.12(f) or Section 3.21(a) of the Company Disclosure Schedule or other than pursuant to any contract of employment listed pursuant to Section 3.19(a)(1) of the Company Disclosure Schedule;

(g)  neither the Company nor any of its Subsidiaries has entered into or amended any Contract pursuant to which any other Person is granted manufacturing, marketing, distribution, licensing or similar rights of any type or scope with respect to any products of the Company or its Subsidiaries or Company Intellectual Property, other than as contemplated by the Contracts and Licenses disclosed in Section 3.18(e) of the Company Disclosure Schedule;

(h)  no Action or Proceeding has been commenced or, to the knowledge of the Company, threatened by or against the Company or any of its Subsidiaries;

(i)  neither the Company nor any of its Subsidiaries has (i) declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or Options, (ii) effected or approved any split, combination or reclassification of any Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or Options, (iii) issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or Options, or (iv) repurchased, redeemed or otherwise acquired, directly or indirectly, any shares of Company Capital Stock, capital stock (however denominated) of any Company Subsidiary or Options, except repurchases of Company Capital Stock pursuant to Contracts of the Company or any Company Subsidiary with employees, officers, directors and consultants relating to repurchases at cost upon termination of service with the Company or the applicable Company Subsidiary;

(j)  (i) neither the Company nor any of its Subsidiaries has issued, granted, delivered or sold, or authorized or proposed to issue, grant, deliver or sell, or purchased or proposed to purchase, any shares of Company Capital Stock, capital stock (however denominated) of any Company Subsidiaries or Options, (ii) neither the Company nor any of its Subsidiaries has modified or amended the rights of any holder of any outstanding shares of Company Capital Stock, capital stock (however denominated) of any Company Subsidiaries or Options (including to reduce or alter the consideration to be paid to the Company upon the exercise of any outstanding Company Options, Company Warrants, Company Stock Purchase Rights or other Options), (iii) there have not been any Contracts, arrangements, plans or understandings with respect to any such modification or amendment; and (iv) the Company has not granted any Company Options with an exercise price of less than the fair market value of the Company Capital Stock for which such Company Option was exercisable on the date the Company Option was granted (as determined in good faith by the board of directors of the Company);

(k)  there has not been any amendment to the Company’s Amended and Restated Certificate of Incorporation or Bylaws or the organizational documents of any of the Company’s Subsidiaries;

(l)  there has not been any transfer (by way of a License or otherwise) to any Person of rights to any Company Intellectual Property;

(m)  neither the Company nor any of its Subsidiaries has made or agreed to make any disposition or sale of, waiver of rights to, License or lease of, or incurrence of any Lien on, any Assets and Properties of the Company or any Company Subsidiary, other than dispositions of inventory, or nonexclusive licenses of products to Persons to whom the Company or, as applicable, a Subsidiary of the Company had granted licenses of its products as of the Audited Financial Statement Date, in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(n)  neither the Company nor any of its Subsidiaries has made or agreed to make any purchase of any Assets and Properties of any Person other than (i) acquisitions of inventory, or Licenses of products, in the ordinary course of business of the Company and its Subsidiaries consistent with past practice and (ii) other acquisitions in an amount not exceeding twenty-five thousand dollars ($25,000) in the case of any individual item or fifty thousand dollars ($50,000) in the aggregate;

(o)  neither the Company nor any of its Subsidiaries has made or agreed to make any capital expenditures or commitments for additions to property, plant or equipment of the Company or, as applicable, its Subsidiaries, constituting capital assets individually or in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000);

(p)  neither the Company nor any of its Subsidiaries has made or agreed to make any write-off or write-down, any determination to write off or write-down, or revalue, any of the Assets and Properties of the Company or, as applicable, its Subsidiaries, or change any reserves or Liabilities associated therewith, individually or in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000);

(q)  neither the Company nor any of its Subsidiaries has made or agreed to make payment, discharge or satisfaction, in an amount in excess of twenty-five thousand dollars ($25,000), in any one case, or fifty thousand dollars ($50,000) in the aggregate, of any claim, Liability or obligation (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities reflected or reserved against in the Company Financials and other than Liabilities incurred in the ordinary course of business since the Audited Financial Statement Date;

(r)  neither the Company nor any of its Subsidiaries has failed to pay or otherwise satisfy any Liabilities presently due and payable of the Company or any Subsidiary of the Company (other than immaterial delays in the ordinary course of the Company’s business consistent with past practices), except such Liabilities which are being contested in good faith by appropriate means or procedures and which, individually or in the aggregate, are immaterial in amount;

(s)  neither the Company nor any of its Subsidiaries has incurred any Indebtedness or guaranteed any Indebtedness in an aggregate amount exceeding twenty-five thousand dollars ($25,000) or issued or sold any debt securities of the Company or its Subsidiaries or guaranteed any debt securities of others;

(t)  neither the Company nor any of its Subsidiaries has granted any severance or termination pay to any director, officer employee or consultant, except payments made pursuant to written Contracts outstanding on the date hereof, copies of which have been delivered to Parent and the terms of which are disclosed in Section 3.12(t) of the Company Disclosure Schedule;

(u)  neither the Company nor any of its Subsidiaries has granted or approved any increase of greater than five percent (5%) in salary, rate of commissions, rate of consulting fees or any other compensation of any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company or, as applicable, its Subsidiaries;

(v)  neither the Company nor any of its Subsidiaries has paid or approved the payment of any consideration of any nature whatsoever (other than salary, commissions or consulting fees and customary benefits paid to any current or former officer, director, stockholder, employee or consultant of the Company or, as applicable, its Subsidiaries) to any current or former officer, director, stockholder, employee, independent contractor or consultant of the Company or, as applicable, its Subsidiaries;

(w)  neither the Company nor any of its Subsidiaries has established or modified any (i) targets, goals, pools or similar provisions under any Employee Benefit Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement or (ii) salary ranges, increased guidelines or similar provisions in respect of any Employee Benefit Plan, employment Contract or other employee compensation arrangement or independent contractor Contract or other compensation arrangement;

(x)  neither the Company nor any of its Subsidiaries has adopted, entered into, amended, modified or terminated (partially or completely) any Employee Benefit Plan;

(y)  neither the Company nor any of its Subsidiaries has paid or agreed or made any commitment to pay any discretionary or stay bonus other than fiscal year end bonuses approved by Parent;

(z)  neither the Company nor any of its Subsidiaries has made or changed any material election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Taxing Authority or otherwise;

(aa)  neither the Company nor any of its Subsidiaries has made any change in accounting policies, principles, methods, practices or procedures (including for bad debts, contingent Liabilities or otherwise, respecting capitalization or expense of research and development expenditures, depreciation or amortization rates or timing of recognition of income and expense);

(bb)  other than in the ordinary course of business, neither the Company nor any of its Subsidiaries has made any representation or proposal to, or engaged in substantive discussions with, any of the holders (or their representatives) of any Indebtedness, or to or with any party which has issued a letter of credit which benefits the Company or, as applicable, any of its Subsidiaries;

(cc)  neither the Company nor any of its Subsidiaries has commenced or terminated, or made any change in, any line of business;

(dd)  neither the Company nor any of its Subsidiaries has failed to renew any insurance policy; no insurance policy of the Company or any of its Subsidiaries has been canceled or materially amended; and the Company and each of its Subsidiaries has given all notices and presented all claims (if any) under all such policies in a timely fashion;

(ee)  there has been no material amendment or non-renewal of any of the Company’s Approvals, and the Company and its Subsidiaries have used commercially reasonable efforts to maintain such Approvals and have observed in all material respects all Laws and Orders applicable to the conduct of the Company’s or any of its Subsidiaries’ business or the Company’s or its Subsidiaries’ Assets and Properties;

(ff)  the Company and its Subsidiaries have taken all action required to procure, maintain, renew, extend or enforce any Company or Subsidiary Intellectual Property, including, without limitation, submission of required documents or fees during the prosecution of patent, trademark or other applications for Registered Intellectual Property rights;

(gg)  there has been no physical damage, destruction or other casualty Loss (whether or not covered by insurance) affecting any of the real or personal property or equipment of the Company or any of its Subsidiaries individually or in the aggregate in an amount exceeding twenty-five thousand dollars ($25,000);

(hh)  neither the Company nor any of its Subsidiaries has entered into or approved any Contract, arrangement or understanding or acquiesced in respect of any arrangement or understanding, to do, engage in or cause or having the effect of any of the foregoing, including with respect to any Business Combination not otherwise restricted by the foregoing paragraphs;

(ii)  neither the Company nor its Subsidiaries has cancelled any debts or waived any claims or rights of substantial value;

(jj)  neither the Company nor its Subsidiaries sold, transferred, or otherwise disposed of any of its Assets and Properties (real, personal or mixed, tangible or intangible), except in the ordinary course of business consistent with past practice.

3.13  Taxes.

(a)  Tax Returns.

(i)   The Company and its Subsidiaries have timely filed or caused to be timely filed with the appropriate taxing authorities all Tax Returns that are required to be filed by, or with respect to, the Company and its Subsidiaries on or prior to the Closing Date. The Tax Returns have accurately reflected and will accurately reflect all liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.

(b)  Payment of Taxes.

(i)   All Taxes and Tax Liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any taxable year or other taxable period beginning on or before and ending after the Closing Date, for the portion of such taxable year or period ending on and including the Closing Date and any transactions contemplated by this Agreement in connection with the Closing (“Pre-Closing Period”) have been timely paid on or prior to the Closing Date or accrued and adequately disclosed and fully provided for on the Books and Records of the Company and its Subsidiaries as of the Closing Date in accordance with GAAP.

(c)  Other Tax Matters.

(i)  (A) Neither the Company nor any of its Subsidiaries has been the subject of an audit or other examination of Taxes by any Taxing Authority; (B) no such audit is contemplated or pending; and (C) neither the Company nor any of its Subsidiaries has received any notices, orally or in writing, from any Taxing Authority relating to any issue which could affect the Tax liability of the Company or any of its Subsidiaries.

(ii)  Neither the Company nor any of its Subsidiaries, as of the Closing Date, (A) has entered into a Contract or waiver or been requested to enter into a Contract or waiver extending any statute of limitations relating to the payment or collection of Taxes of the Company or any of its Subsidiaries, (B) is the beneficiary of any extension of time to file any Tax Return or pay any Tax, (C) is presently contesting the Tax liability of the Company or any of its Subsidiaries before any court, tribunal or agency, (D) has granted a power-of-attorney relating to Tax matters to any person or (E) has applied for and/or received a ruling or determination from a Taxing Authority regarding a past or prospective transaction of the Company or any of its Subsidiaries.

(iii)  Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the Law of the United States, any foreign jurisdiction or any state or locality other than such Tax Returns that include only the Company and any of its Subsidiaries and no other entities.

(iv)  All Taxes which the Company and each of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable and have been correctly and timely included in the appropriate Tax Return.

(v)  No claim has ever been made, orally or in writing, by any Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(vi)  There are no tax sharing, allocation, indemnification or similar Contracts in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof and any other party (including the Company stockholders and any predecessors or affiliates thereof) under which Merger Sub, the Company or any of its Subsidiaries could be liable for any Taxes or other claims of any party after the Closing Date.

(vii)  Neither the Company nor any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Internal Revenue Code or any similar provision of the Internal Revenue Code or the corresponding tax Laws of any nation, state or locality.

(viii)  No election under Section 341(f) of the Internal Revenue Code has been made or shall be made prior to the Closing Date to treat the Company or any of its Subsidiaries as a consenting corporation, as defined in Section 341 of the Internal Revenue Code.

(ix)  Neither the Company nor any of its Subsidiaries is a party to any Contract that would require the Company or any of its Subsidiaries or any affiliate thereof to make any payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Internal Revenue Code.

(x)  There are no security interests on any of the assets of the Company or any Subsidiary that arose, or as a result of the transactions contemplated by this Agreement could arise, in connection with any failure (or alleged failure) to pay any Taxes.

(xi)  (A) There are no deferred intercompany transactions between the Company and any of its Subsidiaries or between its Subsidiaries and there is no excess loss account (within the meaning of Treasury Regulations Section 1.1502-19 with respect to the stock of the Company or any of its Subsidiaries) which will or may result in the recognition of income upon the consummation of the transaction contemplated by this Agreement, and (B) there are no other transactions or facts existing with respect to the Company and/or its Subsidiaries which by reason of the consummation of the transaction contemplated by this Agreement or otherwise will result in the Company and/or its Subsidiaries recognizing income or reducing any deduction in periods following the Closing Date.

(xii)  No Indebtedness of the Company or any of its Subsidiaries consists of “corporate acquisition indebtedness” within the meaning of Section 279 of the Internal Revenue Code. The transactions contemplated in connection with this Agreement will not result in any cancellation of indebtedness realized by the Company, any of its Subsidiaries, Merger Sub or Parent.

(xiii)  Neither the Company nor any of its Subsidiaries has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time during the five-year period ending on the date hereof.

(xiv)  There is currently no limitation on the utilization of the net operating losses, built-in losses, capital losses, Tax credits or other tax attributes of the Company or its Subsidiaries under Sections 382, 383 or 384 of the Internal Revenue Code.

3.14  Legal Proceedings

Except as set forth in Section 3.14 of the Company Disclosure Schedule:

(a)  there have not been and there are no Actions or Proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against, relating to or affecting the Company or its Subsidiaries or any of their respective Assets and Properties;

(b)  there are no facts or circumstances known to the Company or its Subsidiaries that could reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Company or its Subsidiaries or any of their respective Assets and Properties;

(c)  neither the Company nor any of its Subsidiaries has received notice, and do not otherwise have knowledge of any Orders outstanding against the Company or, as applicable, its Subsidiaries; and

(d)  neither the Company nor any of its Subsidiaries has received notice of, and neither the Company nor any of its Subsidiaries have knowledge of, any defects, or dangerous or substandard conditions in the products or materials sold, distributed, or currently proposed to be sold or distributed by the Company or its Subsidiaries that could cause bodily injury, sickness, disease, death or damage to property, or result in loss of use of property, or any claim, suit, demand for arbitration or notice seeking damages for bodily injury, sickness, disease, death, or damage to property, or loss of use of property. Prior to the execution of this Agreement, the Company has delivered to Parent all responses of counsel for the Company and its Subsidiaries to auditor’s requests for information for the preceding three years (together with any updates provided by such counsel) regarding Actions or Proceedings pending or threatened against, relating to or affecting the Company or any of its Subsidiaries. Section 3.14 of the Company Disclosure Schedule sets forth all Actions or Proceedings relating to or affecting, or, to the knowledge of the Company and its Subsidiaries, threatened against, the Company, any Company Subsidiaries or any of their respective Assets and Properties during the three-year period prior to the date hereof.

3.15  Employee Benefit Plans.

(a)  List of Plans. Set forth in Section 3.15(a) of the Company Disclosure Schedule is an accurate and complete list of all domestic and foreign (i) “employee benefit plans,” within the meaning of Section 3(3) of ERISA; (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, “voluntary employees’ beneficiary associations” (“VEBAs”) under Section 501(c)(9) of the Internal Revenue Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance Contracts; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, Contracts and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company or any of its Subsidiaries (including, for this purpose and for the purpose of all of the representations in this Section 3.15, any predecessors to the Company or to any of its Subsidiaries and all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer (1) within the meaning of Section 414 of the Internal Revenue Code, or (2) as a result of the Company or any Subsidiary having been a general partner of any such employer), since September 2, 1974 (“Employee Benefit Plans”).

(b)  Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Laws, including, without limitation, ERISA and the Internal Revenue Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable Laws, including, without limitation, ERISA and the Internal Revenue Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. Neither the Company nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. No event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year.

(c)  No Pension Plans. No Employee Benefit Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Internal Revenue Code or Section 302 or Title IV of ERISA. Neither the Company nor any of its Subsidiaries has ever maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any “multiple employer plan” (within the meaning of the Internal Revenue Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(d)  Liabilities.

(i)  Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Internal Revenue Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Internal Revenue Code and neither the Company nor any of its Subsidiaries is subject to any material liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deductions as a result of such administration and operation. No Employee Benefit Plan which is such a group health plan is a “multiple employer welfare arrangement,” within the meaning of Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Internal Revenue Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Internal Revenue Code applicable thereto. Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan which is an “employee welfare benefit plan” (as such term is defined in Section 3(1) of ERISA) that has provided any “disqualified benefit” (as such term is defined in Section 4976(b) of the Internal Revenue Code) with respect to which an excise tax could be imposed.

(ii)  Neither the Company nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Internal Revenue Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded Liabilities, and neither the Company nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. Neither the Company nor any of its Subsidiaries has any unfunded Liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Internal Revenue Code. No Employee Benefit Plan holds as an asset any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract, policy or instrument issued by an insurance company that, to the knowledge of the Company, is or may be the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

(iii)  Neither the Company nor any of its Subsidiaries has incurred any liability for any tax or excise tax arising under Chapter 43 of the Internal Revenue Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

(iv)  There are no actions, suits, claims or disputes pending, or, to the knowledge and belief of the Company, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency.

(e)  Contributions. Full payment has been timely made of all amounts which the Company or any of its Subsidiaries is required, under applicable Law or under any Employee Benefit Plan or any Contract relating to any Employee Benefit Plan to which the Company or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the knowledge and belief of the Company and its Subsidiaries no event has occurred and no condition or circumstance exists or has existed that could give rise to any such challenge or disallowance. The Company has made adequate provision for reserves to meet contributions and premiums and any other Liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable Law or related Contracts. Benefits under all Employee Benefit Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

(f)  Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has, as currently in effect, been determined to be so qualified by the Internal Revenue Service. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Internal Revenue Code has, as currently in effect, been determined to be so exempt by the Internal Revenue Service. Each VEBA has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(c)(9) of the Internal Revenue Code. Since the date of each most recent determination referred to in this paragraph 3.15(f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

(g)  Transactions. Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or, to the knowledge and belief of the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Internal Revenue Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

(h)  Triggering Events. The execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or Contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), “parachute payment” (as such term is defined in Section 280G of the Internal Revenue Code), acceleration, vesting or increase in benefits to any employee, former employee or director of the Company or any of its Subsidiaries. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(i)  Documents. The Company has delivered or caused to be delivered to Parent and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code or exempt under Section 501(a) or 501(c)(9) of the Internal Revenue Code; (v) the annual report on Internal Revenue Service Form 5500-series or 990 for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements for each Employee Benefit Plan for which such statements are required; and (vii) all Contracts relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements and collective bargaining agreements.

(j)  Litigation. Other than routine claims for benefits under the Plans, there are no pending, or, to the knowledge of the Company or its Subsidiaries, threatened, Actions or Proceedings involving the Plans, or the fiduciaries, administrators, or trustees of any of the Plans or the Company, any Subsidiary or any of their respective ERISA Affiliates as the employer or sponsor under any Plan, with any of the IRS, the Department of Labor, the PBGC, any participant in or beneficiary of any Plan or any other person. Neither the Company nor any of its Subsidiaries know of any reasonable basis for any such Action or Proceeding.

3.16  Real Property.

(a)  Section 3.16(a) of the Company Disclosure Schedule contains a true and correct list of (i) each parcel of real property leased, utilized and/or operated by the Company or any of its Subsidiaries (as lessor or lessee or otherwise) (the “Leased Real Property”) and (ii) all Liens relating to or affecting any parcel of real property referred to in clause (i) to which the Company or any of its Subsidiaries is a party. Neither the Company nor any of its Subsidiaries owns any real property other than Company or Subsidiary owned leasehold improvements, if any, on Leased Real Property.

(b)  Subject to the terms of its respective leases, the Company or any of its Subsidiaries, as applicable, has a valid and subsisting leasehold estate in and the right to enjoyment of each of the Leased Real Properties for the full term of the leases (including renewal periods) relating thereto. Each lease referred to in Section 3.16(a) is a legal, valid and binding Contract, enforceable in accordance with its terms, of the Company or its Subsidiary, as applicable, and of each other Person that is a party thereto, and except as set forth in Section 3.16(b) of the Company Disclosure Schedule, there is no, and neither the Company nor any of its Subsidiaries has received notice of any, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder. Neither the Company nor any of its Subsidiaries owes brokerage commissions or finder's fees with respect to any such Leased Real Property, except to the extent that the Company or its Subsidiary, as applicable, may renew the term of any such lease, in which case, any such commissions and fees would be in amounts that are reasonable and customary for the spaces so leased, given their intended use and terms.

(c)  Except as disclosed in Section 3.16(c) of the Company Disclosure Schedule, all improvements on the Leased Real Property (A) comply with and are operated in accordance with applicable Laws (including Environmental Laws) and all applicable Liens, Approvals, Contracts, covenants and restrictions and (B) are in all material respects in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted, and such improvements are in all material respects adequate and suitable for the purposes for which they are presently being used and there are no condemnation or appropriation proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against any of such real property or the improvements thereon.

(d)  True and correct copies of the documents under which the Leased Real Property is leased, subleased (to or by the Company, any of its Subsidiaries, or otherwise), utilized, and/or operated (the “Lease Documents”) have been delivered to Parent. The Lease Documents are unmodified and in full force and effect, and there are no other Contracts between the Company, any of its Subsidiaries, and any third party(ies), or by and among any third party(ies), claiming an interest in the interest of the Company or any of its Subsidiaries in the Leased Real Property or otherwise relating to the use and occupancy of the Leased Real Property.

3.17  Tangible Personal Property

The Company and each of its Subsidiaries is in possession of and has good and marketable title to, or has valid leasehold interests in or valid rights under Contract to use, all tangible personal property used in the conduct of its business, including all tangible personal property reflected on the Company Financials and tangible personal property acquired since the Audited Financial Statement Date, other than property disposed of since such date in the ordinary course of business consistent with past practice. Section 3.17(a)(1) of the Company Disclosure Schedule lists all tangible personal property used by the Company, which the Company has valid leasehold interests in or valid rights under Contract to use. Except (i) for purchase money liens on equipment purchases or product purchases in the ordinary course of the Company’s or any of its Subsidiaries’ business for which the purchase price is not yet due and payable, or (ii) as disclosed in Section 3.17(a)(2) of the Company Disclosure Schedule, all such tangible personal property (including plant, property and equipment) is free and clear of all Liens and is adequate and suitable in all material respects for the conduct by the Company or its Subsidiary, as applicable, of its respective business as presently conducted, and is in good working order and condition in all material respects, ordinary wear and tear excepted, and its use complies in all material respects with all applicable Laws.

3.18  Intellectual Property.

(a)  Section 3.18 of the Company Disclosure Schedule sets forth a complete and accurate list (i) in subsection 1, of all letters patent owned by the Company and each of its Subsidiaries; (ii) in subsection 2, of all U.S. federal copyright, trademark, and service mark registrations owned by the Company and each of its Subsidiaries; (iii) in subsection 3, of all U.S. common law copyrights, trademarks, and service marks owned by the Company and each of its Subsidiaries; (iv) in subsection 4, of all U.S. letters patent owned by the Company and each of its Subsidiaries which are, as of the date hereof, subject to a reissue or reexamination proceeding in the U.S. Patent and Trademark Office (the “PTO”); (v) in subsection 5, of all applications for U.S. letters patent filed by and subject to ongoing prosecution by the Company and each of its Subsidiaries; (vi) in subsection 6, of all applications for letters patent in jurisdictions other than the United States filed by and subject to ongoing prosecution by the Company and each of its Subsidiaries, including PCT applications; (vii) in subsection 7, of all applications for U.S. federal copyright, trademark, or service mark registrations filed by and subject to ongoing prosecution by the Company and each of its Subsidiaries; (viii) in subsection 8, of all applications for copyright, trademark, or service mark registrations in jurisdictions other than the United States filed by and subject to ongoing prosecution by the Company and each of its Subsidiaries; and (ix) in subsection 9, of all patent interference and similar proceedings in which the Company and each of its Subsidiaries are involved, including, but not limited to, interferences and the like asserted against the Company and each of its Subsidiaries and interferences and the like which the Company and each of its Subsidiaries have provoked.

(b)  (i)The Company represents and warrants that it has received no claims that the Company is infringing the intellectual property rights of a third party or offers to license from a third party, and that it has no knowledge that the Company’s products and technologies sold or used infringe the intellectual property rights of any third party;

(ii)  The Company has the right to use, sell and license all trademarks and service marks set forth on Section 3.18 of the Company Disclosure Schedule, and all registrations and applications for registrations thereof, both foreign and domestic; to the knowledge of the Company, all such marks are owned by the Company and no party has rights in such marks superior to the Company’s, and the Company’s use of such marks as source identifiers has been continuous;

(iii)  The Company has the right to reproduce, prepare derivative works of, distribute copies of, perform, display, transfer and license works in which the Company has registered a copyright in the United States Copyright Office or in the copyright office of foreign countries; the Company represents all such works that it has created, its employees created, or which were created by another as a work for hire to be original works of authorship to which it has the entire right, title and interest; The Company has obtained all necessary assignments or promises to make such assignments from all authors of all works of authorship to be transferred under this Agreement; and

(iv)  The Company has the right to use, sell and license its trade secrets, including know-how, methods, processes, protocols, methodologies, designs, computer software (including, but not limited to, source code and object code), specifications (including design, functional, operational, quality assurance, technical and other specifications of the Company).

(c)  The Company represents that all software and related documentation purchased from any third party are owned by and/or licensed to the Company, and such ownership and any applicable license provides the Company the right to transfer the ownership of such purchased software, including any applicable license, to the Purchaser. The Company either owns or has sufficient license rights to all software to be transferred hereunder and is able to transfer ownership of such software or said license rights.

(d)  Section 3.18(d) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) the Contracts, including, but not limited to, license agreements, and of all parties thereto, under which the Company obtains or is the beneficiary of any license or right to use any Intellectual Property right of any third party (the “Licensed-In Agreements”) and (ii) the Contracts, including, but not limited to, license agreements, to which the Company is a party and pursuant to which a third party is authorized to use or is granted a license (including have made rights and reserve manufacturing rights) to any of the Intellectual Property of the Company.

(e)  The Company has the right to sell, license, assign, or otherwise transfer the patents, patent applications, trademarks, copyrights, and other Intellectual Property listed in Section 3.18 of the Company Disclosure Schedule.

(f)  The Company represents that each item of Intellectual Property listed in Section 3.18 of the Company Disclosure Schedule (i) is free and clear of any encumbrances; (ii) is not subject to any outstanding judicial order, decree, judgment, stipulation, agreement, including any agreement restricting the scope of the Company’s use thereof or rights therein; and (iii) the Company has no knowledge of any of the aforementioned affecting the use of or rights in any Intellectual Property listed in Section 3.18 of the Company Disclosure Schedule that the Company has purchased, licensed or otherwise obtained from any third party except as set forth in the agreements relating to such purchase or license.

(g)  (i) The Company has not received any written notice, demand, correspondence, cease and desist request, or any other communication in writing from any third party indicating that any product, software, service, or apparatus, made, used, offered for sale, sold, imported or distributed by or on behalf of the Company infringes upon, misappropriates or otherwise violates the intellectual property rights of any third party; (ii) The Company has no knowledge of any unauthorized use, unauthorized disclosure to or by, or infringement, misappropriation or any other violation of any of its Intellectual Property by, any third party or any current or former officer, employee, independent contractor, consultant or any other agent of the Company (each, a “Seller Agent”); (iii) The Company has not entered into any agreement to indemnify any third party against any claim of infringement, misappropriation or other violation of Intellectual Property rights other than indemnification provisions contained in purchase orders, customer agreements, Licensed-In Agreements, or software licenses listed in Section 3.18 of the Company Disclosure Schedule; and (iv) in the last two years, the Company has not been charged in any suit, action or proceeding with, and the Company has not charged others with, unfair competition, infringement, misappropriation, wrongful use of or any other violation or improper or illegal activity with respect to or affecting Intellectual Property or with claims contesting the validity, ownership or right to make, use, offer to sell, sell, import, license or otherwise dispose of its Intellectual Property.

(h)  (i) Subject to applicable Laws, all rights in all inventions and discoveries made, developed or conceived by Seller Agents during the course of their employment (or other retention) by the Company or made, written, developed or conceived with the use or assistance of the Company’s facilities or resources which are the subject of one or more issued letters patent or applications for letters patent have been assigned in writing to the Company; (ii) to the extent permitted by applicable Law, the policy of the Company requires, and since the Company’s formation has required, each Seller Agent to sign documents confirming that he or she assigns to the Company all Intellectual Property rights made, written, developed or conceived by him or her during the course of his or her employment (or other retention) by the Company or made, written, developed or conceived with the use or assistance of the Company’s facilities or resources; (iii) to the extent that ownership of any such Intellectual Property rights does not vest in the Parent by operation of law, and to the extent that any employee of Seller Agent has not executed such documents, the Company will require Seller Agent to execute such documents at or before the Closing; and (iv) all Intellectual Property made, written, developed or conceived by any Seller Agent during the course of his or her employment (or retention) by the Company has been assigned to the Company.

(i)  The Intellectual Property owned by or licensed to the Company prior to the execution of this Agreement constitutes all of the Intellectual Property necessary or useful to conduct the business as conducted by the Company prior to the Closing or (to the Company’s knowledge) as planned to be conducted by the Company after the Closing. The Company has not sold or licensed outward any Intellectual Property. Furthermore, the Company has not received any infringement claim or notice, or offer to license, from a third party that would give the Company reason to believe that additional inward licenses would be necessary for the lawful conduct of its business as conducted prior to the Closing.

(j)  The Company has taken reasonable and practicable steps to protect and preserve the confidentiality of its valuable Intellectual Property (including, without limitation, trade secrets, but excluding letters patent, source code, inventory, copyrights, trademarks and service marks and registrations and applications for registration thereof) (“Confidential IP Information”). The Company believes that all use by the Company of Confidential IP Information not owned by the Company has been and is pursuant to, and in compliance with, the terms of a written agreement between the Company and the owner of such Confidential IP Information, or is otherwise lawful.

(k)  All Intellectual Property, licenses and other rights necessary or useful to conduct the business as currently conducted or as planned to be conducted will be transferred to the Parent at Closing In the event that there is Intellectual Property which has been omitted from Section 3.18 of the Company Disclosure Schedule, the Company hereby transfers and assigns such Intellectual Property.

3.19  Contracts.

(a)  Section 3.19(a)(1) of the Company Disclosure Schedule contains a true and complete list of each material Contract (including, without limitation, all joint development agreements) or other arrangement (true and complete copies or, if none, reasonably complete and accurate written descriptions of which, together with all amendments and supplements thereto and all waivers of any terms thereof, have been made available to Parent prior to the execution of this Agreement), to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties are bound. Section 3.19(a)(2) of the Company Disclosure Schedule contains a true and complete list of each Contract of the Company or any of its Subsidiaries (i) not terminable by the Company or, as applicable, any of its Subsidiaries upon thirty (30) days (or less) notice, without penalty or obligation to make payments based on such termination or (ii) which provides for continuing design, Intellectual Property Licenses or other services (including engineering and research and development services) by the Surviving Corporation after the Closing Date. Section 3.19(a)(3) of the Company Disclosure Schedule contains a true and complete list and description of all contract manufacturing arrangements of the Company or its Subsidiaries.

(b)  Each Contract required to be disclosed in Section 3.19(a)(1), 3.19(a)(2) or 3.19(a)(3) of the Company Disclosure Schedule is in full force and effect and constitutes a legal, valid and binding Contract, enforceable in accordance with its terms, and no other party to such Contract is, nor has received notice that it is, in violation or breach of or default under any such Contract (or with notice or lapse of time or both, would be in violation or breach of or default under any such Contract).

(c)  Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that has or could reasonably be expected to have, individually or in the aggregate with any other similar Contracts, a Material Adverse Effect on the Company or, as applicable, its Subsidiaries, or that has resulted or could reasonably be expected to result, individually or in the aggregate with any such other Contracts, in Losses to the Company or, as applicable, its Subsidiaries, which have a Material Adverse Effect on the Company.

(d)  Except as disclosed in Sections 3.19(a)(1) or 3.19(a)(2) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by

(i)  any collective bargaining agreements;

(ii)  any Contract that contains any severance pay or post-employment Liabilities or obligations;

(iii)  any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements;

(iv)  any employment or consulting Contract or commitment with an employee, director or officer of the Company or any of its Subsidiaries or individual consultant or salesperson or any consulting or sales Contract or commitment under which any firm or other organization provides services to the Company or any of its Subsidiaries;

(v)  any Contract or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(vi)  any fidelity or surety bond or completion bond;

(vii)  any lease of personal property having a value in excess of $12,500 individually or $25,000 in the aggregate;

(viii)  any Contract of indemnification or guaranty;

(ix)  any Contract or commitment containing any covenant limiting the freedom of the Company or any of its Subsidiaries from engaging in any line of business or competing with any Person in any geographical area, or which materially restricts any other Person from competing with the Company or any of its Subsidiaries in any line of business or geographical area;

(x)  Contracts which restrict the Company or any of its Subsidiaries from disclosing any information concerning or obtained from any other Person, or which restrict any other Person from disclosing any information concerning or obtained from the Company or any of its Subsidiaries (other than Contracts entered into in the ordinary course of business consistent with past practice);

(xi)  any confidentiality, nondisclosure or similar Contract which contains any “standstill” provisions or similar restrictions on acquisitions or acquisition proposals by any third party (other than Parent or its Affiliates);

(xii)  Contracts involving (i) the acquisition, merger or purchase of all or substantially all of the assets or business of a third party, involving aggregate consideration of $25,000 or more, or (ii) the purchase or sale of assets, or a series of purchases and sales of assets, involving aggregate consideration of $25,000 or more;

(xiii)  Contracts with any Affiliate that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(xiv)  Contracts which are material to the Company and contain a “change in control” or similar provision;

(xv)  any Contract or commitment relating to capital expenditures and involving future payments in excess of $12,500 individually or $25,000 in the aggregate;

(xvi)  any Contract or commitment relating to the disposition or sale of any material amount of assets (other than in the ordinary course of business consistent with past practices) or any interest in any business enterprise or for the grant to any Person of any preferential rights to purchase of any material amount of assets;

(xvii)  any mortgages, indentures, loans or credit agreements, security agreements or other Contracts or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause (viii) hereof and notes or the granting of any security interests;

(xviii)  any purchase order or Contract for the purchase of raw materials and/or supplies involving $25,000 or more;

(xix)  any dealer, distribution, joint marketing or development Contract;

(xx)  any sales representative, original equipment manufacturer, value added, remarketer, reseller or independent software vendor or other Contract for use or distribution of the Company’s products, technology or services;

(xxi)  Contracts relating to any joint venture, partnership, strategic alliance or similar arrangement;

(xxii)  any Contract pursuant to which the Company has granted or may grant in the future, to any party, a source-code License or option or other right to use or acquire source-code;

(xxiii)  any Contract that automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement.

3.20  Insurance.

(a)  Section 3.20(a) of the Company Disclosure Schedule contains a true and complete list (including the names and addresses of the insurers, the expiration dates thereof, the annual premiums and payment terms thereof, the period of time covered thereby and a brief description of the interests insured thereby) of all liability, property, workers’ compensation, directors’ and officers’ liability and other insurance policies currently in effect that insure any of the business, operations or employees of the Company and its Subsidiaries or affect or relate to the ownership, use or operation of any of the Assets and Properties of the Company and that (a) have been issued to the Company or its Subsidiaries or (b) to the knowledge of the Company or its Subsidiaries, have been issued to any Person (other than the Company) for the benefit of the Company or any of its Subsidiaries. The insurance coverage provided by the policies set forth in Section 3.20(a) of the Company Disclosure Schedule will not terminate or lapse by reason of any of the transactions contemplated by this Agreement or any of the Ancillary Agreements and are fully assignable to Parent. Each policy listed in Section 3.20(a) of the Company Disclosure Schedule is valid and binding and in full force and effect, all premiums due thereunder have been paid when due and neither the Company, the applicable Subsidiary of the Company or the Person to whom such policy has been issued has received any notice of cancellation or termination in respect of any such policy or is in default thereunder, and the Company has no knowledge of any reason or state of facts that could reasonably be expected to lead to the cancellation of such policies or of any threatened termination of, or material premium increase with respect to, any of such policies. The insurance policies listed in Section 3.20(a) of the Company Disclosure Schedule, (i) in light of the business, operations and Assets and Properties of the Company and of its Subsidiaries are in amounts and have coverages that are reasonable and customary for Persons engaged in similar businesses and operations and having similar Assets and Properties and (ii) are in amounts and have coverages as required by any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective Assets and Properties is bound.

(b)  Section 3.20(b) of the Company Disclosure Schedule contains a list of all claims made under any insurance policies covering the Company or any of its Subsidiaries in the last two years. Neither the Company nor any of its Subsidiaries has received notice that any insurer under any policy listed (or required to be listed) in Section 3.20(a) of the Company Disclosure Schedule is denying, disputing or questioning liability with respect to a claim thereunder or defending under a reservation of rights clause. The Company and its Subsidiaries have, in the reasonable judgment of the Company, in light of their respective business, location, operations and Assets and Properties, maintained, at all times, without interruption, appropriate insurance, both in scope and amount of coverages.

3.21  Affiliate Transactions.

(a)  Except as disclosed in Section 3.21(a) of the Company Disclosure Schedule, (i) there are no Contracts or Liabilities between the Company or its Subsidiaries, on the one hand, and (A) any current or former officer, director, stockholder, or to the Company’s knowledge, any past or current Affiliate or Associate of the Company or its Subsidiaries or (B) any Person who, to the Company’s knowledge, is an Associate of any such officer, director, stockholder or Affiliate, on the other hand, (ii) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any such current or former officer, director, stockholder, Affiliate or Associate, (iii) neither the Company, its Subsidiaries nor any such current or former officer, director, stockholder, Affiliate or Associate provides or causes to be provided any assets, services or facilities to the Company and (iv) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Investment Assets of any such current or former officer, director, stockholder, Affiliate or Associate.

(b)  Except as disclosed in Section 3.21(b) of the Company Disclosure Schedule, each of the Contracts and Liabilities listed in Section 3.21(a) of the Company Disclosure Schedule were entered into or incurred, as the case may be, on terms no less favorable to the Company or its Subsidiaries (in the reasonable judgment of the Company) than if such Contract or Liability was entered into or incurred on an arm’s-length basis on competitive terms.

3.22  Employees; Labor Relations.

(a)  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and there are no unfair labor practice or labor arbitration proceedings pending with respect to the Company or any of its Subsidiaries, or, to the knowledge of the Company, threatened, and there are no facts or circumstances known to the Company or any of its Subsidiaries that could reasonably be expected to give rise to such complaint or claim. To the knowledge of the Company or any of its Subsidiaries, there are no organizational efforts presently underway or threatened involving any employees of the Company or any of its Subsidiaries or any of the employees performing work for the Company or any of its Subsidiaries but provided by an outside employment agency, if any. There has been no work stoppage, strike or other concerted action by employees of the Company or any of its Subsidiaries.

(b)  Each Person who is an employee of the Company or any of its Subsidiaries is employed at will, and no employee of the Company or any of its Subsidiaries is represented by a union. Each Person who is an independent contractor of the Company or any of its Subsidiaries is properly classified as an independent contractor for purposes of all employment related Laws and all Laws concerning the status of independent contractors. Section 3.22(b)(1) of the Company Disclosure Schedule sets forth, individually and by category, the name of each officer, employee, independent contractor and consultant, together with such person’s position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person. Except as described in Section 3.22(b)(2) of the Company Disclosure Schedule, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Company or any of its Subsidiaries to any current or former officer, director, or employee of, or consultant to, the Company, and to the knowledge of the Company no employee of the Company or any of its Subsidiaries has made any threat, or otherwise revealed an intent, to terminate such employee’s relationship with the Company or, as applicable, any of its Subsidiaries, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to any Contract for the provision of labor from any outside agency. To the knowledge of the Company, since December 31, 2003 there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Company and its Subsidiaries, and no claims by any governmental agency with regard to such employees.

(c)  Except as described in Section 3.22(c) of the Company Disclosure Schedule, since December 31, 2003, there have been no federal or state claims, Actions or Proceedings based on sex, sexual or other harassment, age, disability, race or other discrimination or common law claims, including claims of wrongful termination, by any employees of the Company or any of its Subsidiaries or by any of the employees performing work for the Company or any of its Subsidiaries but provided by an outside employment agency, and there are no facts or circumstances known to the Company that could reasonably be expected to give rise to any such complaint, claim, Action or Proceeding. The Company and each of its Subsidiaries has complied with all Laws related to the employment of employees and, except as set forth in Section 3.22(c) of the Company Disclosure Schedule, since December 31, 2003 neither the Company nor any of its Subsidiaries has received notice of any claim that it has not complied in any material respect with any Laws relating to the employment of employees, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, employee safety, or that it is liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing.

(d)  Neither the Company nor any of its Subsidiaries has any written policies and/or employee handbooks or manuals except as described in Section 3.22(d) of the Company Disclosure Schedule.

(e)  To the knowledge of the Company, no officer, employee or consultant of the Company or any its Subsidiaries is obligated under any Contract or subject to any Order or Law that would interfere with the Company’s, or as applicable, any of its Subsidiaries’ business as currently conducted. None of the execution nor delivery of this Agreement, the carrying on of the Company’s or any of its Subsidiaries’ business as presently conducted or any activity of such officers, employees or consultants in connection with the carrying on of the Company’s, or as applicable, any of its Subsidiaries’, business as presently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, constitute a default under, or trigger a condition precedent to any rights under any Contract under which any such officers, employees or consultants are now bound.

(f)  Since the enactment of the Workers Adjustment Retraining and Notification Act (the “WARN Act”), neither the Company nor any of its Subsidiaries has effectuated a (i) “plant closing” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law; and (iii) none of the employees of the Company or any of its Subsidiaries has suffered an “employment loss” (as defined in the WARN Act) since six (6) months prior to the date hereof.

3.23  Environmental Matters.

(a)  The Company and each of its Subsidiaries possess any and all Environmental Permits necessary to or required for the operation of their respective businesses. The Company and its Subsidiaries will obtain, prior to the Closing, any Environmental Permits that must be obtained as of or immediately after the Closing in order for the Surviving Corporation, and its Subsidiaries to conduct their respective businesses as was conducted prior to the Closing.

(b)  The Company and each of its Subsidiaries is in compliance with (i) all terms, conditions and provisions of its Environmental Permits; and (ii) all Environmental Laws.

(c)  None of the Company, any Subsidiary of the Company, or any predecessor thereof or any entity previously owned thereby has received any notice of alleged, actual or potential responsibility for, or any inquiry regarding, (i) any Release or threatened or suspected Release of any Hazardous Material, or (ii) any violation of Environmental Law.

(d)  None of the Company, any Subsidiary of the Company, or any predecessor thereof or any entity previously owned thereby has any obligation or liability with respect to any Hazardous Material, including any Release or threatened or suspected Release of any Hazardous Material, and there have been no events, facts or circumstances which could form the basis of any such obligation or liability.

(e)  No Releases of Hazardous Material(s) have occurred at, from, in, to, on, or under any Site and no Hazardous Material is present in, on, about or migrating to or from any Site.

(f)  None of the Company, any Subsidiary of the Company, or any predecessor thereof or any entity previously owned thereby has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material at or to any location.

(g)  No Site is a current or proposed Environmental Clean-up Site.

(h)  There are no Liens under or pursuant to any Environmental Law on any Site.

(i)  There is no (i) underground storage tank, active or abandoned, (ii) polychlorinated biphenyl containing equipment, (iii) asbestos-containing material, (iv) radon, (v) lead-based paint or (vi) urea formaldehyde at any Site. Any underground storage tank meets all upgrade requirements.

(j)  There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted with respect to any Site which have not been delivered to Parent prior to execution of this Agreement.

(k)  Neither the Company nor any of its Subsidiaries is a party, whether as a direct signatory or as successor, assign, third-party beneficiary, guarantor or otherwise, to, and is not otherwise bound by, any lease or other Contract under which the Company or any of its Subsidiaries is obligated or may be obligated by any representation, warranty, covenant, restriction, indemnification or other undertaking respecting Hazardous Materials or under which any other person is or has been released respecting Hazardous Materials.

(l)  The Company, any Subsidiary of the Company, and any predecessor thereof or any entity previously owned thereby have provided all notifications and warnings, made all reports, and kept and maintained all records required pursuant to Environmental Laws.

3.24  Substantial Customers and Suppliers.

Section 3.24(a) of the Company Disclosure Schedule lists the ten (10) largest customers of the Company and its Subsidiaries, collectively, on the basis of revenues collected or accrued for the most recent complete fiscal year. Section 3.24(b) of the Company Disclosure Schedule lists the ten (10) largest suppliers of the Company and its Subsidiaries on the basis of cost of goods or services purchased for the most recent fiscal year. Except as disclosed in Section 3.24(c) of the Company Disclosure Schedule, no such customer or supplier has ceased or materially reduced its purchases from or sales or provision of services to the Company and its Subsidiaries since December 31, 2003 or, to the knowledge of the Company or its Subsidiaries, has threatened to cease or materially reduce such purchases or sales or provision of services after the date hereof. Except as disclosed in Section 3.24(d) of the Company Disclosure Schedule, to the knowledge of the Company or its Subsidiaries, no such customer or supplier is threatened with bankruptcy or insolvency or has indicated to the Company that it is unable to pay its Indebtedness when due.

3.25  Accounts Receivable.

All of the Company’s accounts and notes receivable have arisen from bona fide sales transactions in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, to the knowledge of the Company are legal, valid and binding obligations of the respective debtors, and are collectible except to the extent of the reasonable reserves therefor set forth in the Company Financials or, for receivables arising subsequent to the Audited Financial Statement Date which are accounted for in accordance with GAAP, consistently applied, including without limitation the taking of a reasonable reserve for uncollectable receivables. To the knowledge of the Company, no person has any Lien on, valid set-off or counterclaim against any of the Company’s accounts or notes receivable and no request or Contract for deductions or discount has been made or is contemplated with respect to any of the Company’s accounts or notes receivable. No account or note receivable has been collected prior to the due date thereof except in a manner consistent with past practices in the ordinary course of business.

3.26  Inventory

Except as disclosed in the notes to the Financial Statements or in Section 3.26 of the Company Disclosure Schedule, all inventory of the Company and its Subsidiaries reflected on the balance sheet included in the Company Financials consisted, and all such inventory acquired since the Audited Financial Statement Date consists, of a quality and quantity usable and salable in the ordinary course of business. All inventory of the Company and its Subsidiaries reflected on the balance sheet included in the Company Financials is carried at the lower of cost or market. Except as disclosed in the notes to the Financial Statements or in Section 3.26 of the Company Disclosure Schedule, all items included in the inventory of the Company and its Subsidiaries are the property of the Company or its Subsidiaries free and clear of any Lien, have not been pledged as collateral, are not held by the Company or its Subsidiaries on consignment from others and conform in all material respects to all standards and specifications applicable to such inventory or its use or sale imposed by Governmental or Regulatory Authorities. Except as disclosed in the notes to the Financial Statements or in Section 3.26 of the Company Disclosure Schedule, there are no goods held by the Company on consignment or other goods in the possession of the Company which goods are not owned by the Company. The Company is not under any Liability with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers or other customers of the Company.

3.27  Other Negotiations; Brokers; Third-Party Expenses

Neither the Company’s nor any of its Subsidiaries’ officers, directors, employees, agents, or, to the knowledge of the Company, any of its or its Subsidiaries' stockholders or Affiliates (nor any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Company, any of its Subsidiaries or any such Affiliate) (a) has entered into any Contract that conflicts with any of the transactions contemplated by this Agreement or (b) has entered into any Contract or had any discussions with any Person, other than RidgeCrest Capital Partners, regarding any transaction involving the Company or its Subsidiaries which could result in Parent, the Company, any of its Subsidiaries or any general partner, limited partner, manager, officer, director, employee, agent or Affiliate of any of them being subject to any claim for liability to said Person as a result of entering into this Agreement or consummating the transactions contemplated hereby. No broker, investment banker, financial advisor or other Person, other than RidgeCrest Capital Partners, is entitled to any broker’s, finder’s, financial advisor’s or similar fee or commission in connection with this Agreement and the transactions contemplated hereby based on arrangements made by or on behalf of the Company or its Subsidiaries.

3.28  Banks and Brokerage Accounts

Section 3.28 of the Company Disclosure Schedule sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any Subsidiary having signatory power with respect thereto and (c) a list of each Investment Asset, the name of the record and beneficial owner thereof, the location of the certificates, if any, therefor, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

3.29  Warranty Obligations.

(a)  Section 3.29(a) of the Company Disclosure Schedule sets forth (i) a list of all forms of written warranties, guarantees and written warranty policies of the Company and its Subsidiaries in respect of any of the Company’s and, as applicable, its Subsidiaries’ products and services, which are currently in effect (the “Warranty Obligations”), and the duration of each such Warranty Obligation, (ii) each of the Warranty Obligations which is subject to any dispute or, to the knowledge of the Company, threatened dispute and (iii) each claim exceeding $10,000 made or, to the Company’s knowledge, threatened against Company during the two years immediately preceding the date of this Agreement by a customer or other user of products of the Business manufactured by Company alleging that such product did not comply with any express or implied warranty regarding such product or was otherwise defective or off-specification. True and correct copies of the Warranty Obligations have been delivered to Parent prior to the execution of this Agreement.

(b)  Except as disclosed in Section 3.29(b) of the Company Disclosure Schedule, (i) there have not been any material deviations from the Warranty Obligations, and no salesperson, employee or agent of the Company or any of its Subsidiaries are authorized to undertake obligations to any customer or other Person in excess of such Warranty Obligations and (ii) the balance sheet included in the Interim Financial Statements reflects adequate reserves for Warranty Obligations. All products manufactured, designed, licensed, leased, rented or sold by the Company or any of its Subsidiaries (A) are and were free from material defects in construction and design and (B) satisfy any and all Contract or other specifications related thereto to the extent stated in writing in such Contracts or specifications, in each case, in all material respects.

3.30  Foreign Corrupt Practices Act

Neither the Company, nor to the knowledge of the Company or its Subsidiaries, any agent, employee or other Person associated with or acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

3.31  Financial Projections/Operating Plan.

(a)  The Company has made available to Parent certain financial projections with respect to the Company’s business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by the Company to be reasonable as of the date of the preparation of said projections and the circumstances then prevailing.

(b)  The Company has made available to Parent and Parent has reviewed and approved the written budget or other written operating plan for fiscal year 2006 (the “Operating Plan”). The Company makes no representation or warranty regarding its ability to successfully execute the Operating Plan, except that the Company represents and warrants that the Operating Plan was prepared in good faith and is based on assumptions believed by it to be reasonable as of the date of the preparation of said Operating Plan and the circumstances then prevailing.

3.32  Prepayment of Company Debt

No Indebtedness of the Company contains any restriction upon (i) the prepayment of any Indebtedness of the Company, (ii) the incurrence of Indebtedness by the Company or (iii) the ability of the Company to grant any Lien on the Assets of Properties of the Company. Section 3.32 of the Company Disclosure Schedule sets forth the amount of principal and unpaid interest outstanding under each instrument evidencing Indebtedness of the Company, if any, that will accelerate or become due or result in a right on the part of the holder of such Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the consummation of any of the transactions contemplated hereby.

3.33  Potential Conflict of Interest

To the knowledge of the Company, no officer or director of the Company owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company. To the knowledge of the Company, no officer or director of the Company (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) has any claim, charge, action or cause of action against the Company, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which an officer or director of the Company (or, to the knowledge of the Company, a relative of any of the foregoing) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), (d) owes any money to the Company or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

3.34  Propriety of Payments

(a) No unrecorded fund or asset of the Company has been established for any purpose, (b) no accumulation or use of corporate funds of the Company has been made without being properly accounted for in the books and records of the Company, (c) to the knowledge of the Company, no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) to the knowledge of the Company, neither the Company nor any director, officer, employee or agent of the Company or any other Person associated with or acting for or on behalf of the Company has, directly or indirectly, made an, illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the Company or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for the Company or any Affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company or (iv) otherwise for the benefit of the Company or any Affiliate of the Company in violation of any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property). Neither the Company nor, to the knowledge of the Company, any current director, officer, agent, employee or other Person acting on behalf of any the Company has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

3.35  Section 280G Payments

All agreements or arrangements of the Company that may result in the payment of any amount that would not be deductible by reason of Section 280G of the Code have been approved by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) and have been obtained in a manner that satisfies all applicable requirements of such Code Section 280(G)(b)(5)(B) and the applicable Treasury Regulations thereunder.

3.36  Cancellation of Options, Warrants and other Rights to Purchase Company Capital Stock.

The holders of all options, warrants and other rights to purchase Company Capital Stock have consented in writing to the cancellation of such Options, Warrants and other rights to Purchase Company Capital Stock and have released the Company and its successors for any liability in connection therewith or all such Options, Warrants and other Rights to Purchase Company Capital Stock have been accelerated and have been exercised or lapsed on or before the Closing. Such options, warrants and other rights to purchase Company Capital Stock have been cancelled on or before the Closing. Any waivers and consents obtained by the Company have been obtained without undue influence and to the knowledge of the Company are enforceable against the parties thereto.

3.37  Disclosure

No representation or warranty made by the Company contained in this Agreement, and no statement contained in the Company Disclosure Schedule or in any certificate, list or other writing furnished to Parent pursuant to any provision of this Agreement (including the Company Financials and the notes thereto), when considered together with all other such statements, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. The Company has provided Parent with all of the Contracts and Licenses heretofore requested on behalf of Parent in writing, and all other material information concerning the Company or its Subsidiaries in the possession, custody or control of the Company or its Subsidiaries.

3.38  Internal Controls

The Company maintains a system of internal accounting controls that management reasonably believes is sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (c) access to assets is permitted only in accordance with management's general and specific authorization. Except as disclosed on Section 3.38 of the Company Disclosure Schedule, since January 1, 2002, neither the Company nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company has received or has otherwise become aware of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies, or methods of the Company or of its internal controls over financial reporting, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. There have been no instances of fraud, whether or not material, that occurred during any period covered by the Company Financials involving the management of the Company or other employees of the Company who have a role in preparation of the Company's financial statements.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub each hereby represents and warrants to the Company, subject to such exceptions as are clearly disclosed (referencing the specific numbered and lettered sections and subsections of this Article IV) in the disclosure schedule and schedule of exceptions (the “Parent Disclosure Schedule”) delivered herewith and dated as of the date hereof, and numbered with corresponding numbered and lettered sections and subsections, that the following are true and correct as of the date hereof and shall be true and correct as at the Closing:

4.1  Organization and Qualification

Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Jersey. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has full corporate power and authority to conduct its business as now conducted and as currently proposed to be conducted and to own, use, license and lease its Assets and Properties. Each of Parent and Merger Sub is duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its Assets and Properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that do not and could not reasonably be expected to have a Material Adverse Effect on Parent.

4.2  Authorization and Validity of this Agreement

Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The boards of directors of Parent and of Merger Sub approved the Merger and this Agreement on January 10, 2006. The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party, the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby, and the performance by the Parent and by Merger Sub of their respective obligations hereunder and thereunder, have been duly and validly authorized by all necessary action by the board of directors of Parent and Merger Sub, and no other action on the part of the board of directors of Parent and Merger Sub, or any corporate action on the part of Parent or Merger Sub (other than the filing of the Certificate of Merger as required by Delaware Law), is required to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements to which Parent and Merger Sub is a party have been or will be, as applicable, duly and validly executed and delivered by Parent and Merger Sub, as applicable, and, assuming the due authorization, execution and delivery hereof by the Company and/or the other parties thereto, constitutes or will constitute, as applicable, a legal, valid and binding obligation of Parent and Merger Sub, as applicable, enforceable against Parent and Merger Sub in accordance with its respective terms, except as enforceability may be limited by bankruptcy laws, other similar laws affecting creditors’ rights and general principles of equity effecting the availability of specific performance and other equitable remedies.

4.3  Capital Stock

The authorized capital stock of Parent consists of (i) 100,000,000 shares of Parent Common Stock, of which 48,243,280 shares were issued and outstanding as of December 2, 2005, and (ii) 5,882,352 shares of preferred stock, no par value, of which no shares are issued and outstanding (the "Parent Capital Stock"). The Parent Capital Stock is duly authorized, validly issued, fully paid and non-assessable.

4.4  Issuance of Parent Common Stock

The shares of Parent Common Stock to be issued pursuant to the Merger have been duly authorized and, when issued pursuant to the Merger, will be validly issued, fully paid, non-assessable and issued in compliance with applicable federal and state securities Laws subject to the truth and accuracy of the representations made by the Company in Section 3.3.

4.5  SEC Documents; Financial Statements

(a)  Parent has timely filed with the Securities and Exchange Commission (the "SEC") and NASDAQ and made available to the Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other publicly available filings required to be filed by Parent prior to the Effective Time (collectively, the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents comply in all material respects with the requirements of the Exchange Act and the Securities Act. Parent is in compliance in all material respects with the provisions of the Sarbanes Oxley Act and the rules and regulations thereunder.

(b)  The audited consolidated balance sheets of Parent as of each of the fiscal years ended 2003, 2004 and 2005 and the related audited consolidated statements of operations, stockholders’ equity and cash flows for each of the fiscal years then ended, in each case, together with the notes thereto and the unqualified report of the Parent’s independent accountants with respect thereto (the "Parent Financials"), have been made available to the Company. The Parent Financials present fairly the financial condition and operating results of the Parent as of the dates and during the periods indicated therein.

4.6  No Conflicts

The execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party does not, and the performance by Parent and Merger Sub of its obligations under this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby do not, and will not:

(a)  conflict with or result in a violation or breach of, or default under (with or without notice or lapse of time or both), any of the terms, conditions or provisions of (i) the articles of incorporation or bylaws of Parent or (ii) the certificate of incorporation or bylaws of Merger Sub.

(b)  subject to obtaining the consents, Approvals and actions, making the filings and giving the notices disclosed in Section 4.6(b) of Parent Disclosure Schedule, conflict with or result in a violation or breach of any Law or Order applicable to Parent and Merger Sub or its Assets or Properties; or

(c)  except as would not have a Material Adverse Effect on Parent, (i) conflict with or result in a violation or breach of, (ii) constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, (iii) require Parent to obtain any consent, Approval or action of, make any filing with or give any notice to any Person as a result of the terms of (except for (A) the filing of the Certificate of Merger; and (B) such consents, Approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable state or federal securities Laws), (iv) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (v) result in or give to any person any additional rights or entitlement to increased, additional, accelerated or guaranteed payments or performance under, (vi) result in the creation or imposition of (or the obligation to create or impose) any Lien upon Parent or Merger Sub or any of their respective Assets or Properties, or (vii) result in the loss of a material benefit under, any of the terms, conditions or provisions of any Contract or License to which Parent or Merger Sub is a party or by which any of its Assets and Properties are bound.

4.7  Approvals.

(a)  No Approvals of Governmental or Regulatory Authorities relating to the business conducted by Parent are required to be given to or obtained by Parent from any and all Governmental or Regulatory Authorities in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements (other than (i) the filing of the Certificate of Merger, (ii) such consents, Approvals, Orders, authorizations, registrations, declarations and filings as may be required under state or federal securities Laws, (iii) filing with the NASD of a listing of additional shares with respect to the shares of Parent Common Stock issuable under this Agreement and (iv) Approvals of Governmental or Regulatory Authorities which could not reasonably be expected to have a Material Adverse Effect on Parent).

(b)  No Approvals are required to be given to or obtained by Parent from any and all third parties (other than Governmental or Regulatory Authorities) in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, other than such Approvals the failure of which to make or obtain as could not reasonably be expected to have a Material Adverse Effect on Parent.

4.8  Ownership of Merger Sub; No Prior Activities

(a)  As of the date hereof and the Effective Time, except for obligations or Liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other Contracts or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any Contracts or arrangements with any Person.

4.9  Takeover Statutes

(a)  No Takeover Statute applicable to Parent or its Subsidiaries is applicable to the Merger or the transactions contemplated hereby.

ARTICLE V

MISCELLANEOUS PROVISIONS

5.1  Notices

Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier for next Business Day delivery, or (iii) sent by confirmed facsimile transmission or email transmission of a scanned PDF file (provided that the original is sent by overnight courier for next Business Day delivery) as follows:

If to Buyer:	If to Seller:

EMCORE Corporation Attn: Legal Department 145 Belmont Drive Somerset, NJ 08873 Fax No.: (732) 302-9783	K2 OPTRONICS, Inc. 1288 Hammerwood Avenue Sunnyvale, CA 94089 Telephone: 408-747-4521 Facsimile: 408-747-5921 Attention: Chief Financial Officer

with a copy to:	with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 525 University Avenue, Suite 1100 Palo Alto, California 94301 Telephone: (650) 470-4630 Facsimile: (650) 470-4570 Attn: Marc R. Packer, Esq.	Latham & Watkins LLP 135 Commonwealth Drive Menlo Park, California 94025 Telephone: (650) 463-2606 Facsimile: (650) 463-2600 Attn: Christopher L. Kaufman, Esq.

or at such other address as any party may specify by notice given to the other party in accordance with this Section 5.1. The date of giving of any such notice shall be the date of hand delivery, the next Business Day after delivery to the overnight courier service, the date sent by confirmed facsimile transmission, or the date sent by email transmission of a scanned PDF file.

5.2  Nonsurvival of Company Representations and Warranties

For the avoidance of doubt, the parties understand and agree that none of the representations and warranties of the Company or Parent shall survive the Closing and none of the stockholders of the Company shall have any responsibility with respect to such representations and warranties.

5.3  Entire Agreement

This Agreement and the Exhibits and Schedules hereto, including the Company Disclosure Schedule and Parent Disclosure Schedule, (a) constitute the entire Agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement (which shall continue in full force and effect and shall survive any termination of this Agreement or the Closing in accordance with its terms), and (b) shall be deemed to have the same effect on construction or interpretation of this Agreement as if set forth herein.

5.4  Further Assurances; Post-Closing Cooperation

At any time or from time to time after the Closing, the parties shall execute and deliver to the other parties such other documents and instruments, provide such materials and information and take such other actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and otherwise to cause the other parties to fulfill their obligations under this Agreement and the transactions contemplated hereby. Each party agrees to use commercially reasonable efforts to cause the conditions to its obligations to consummate the Merger to be satisfied.

5.5  Waiver

Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

5.6  Third-Party Beneficiaries

Except as provided in Section 5.15, the terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person other than the Company stockholders entitled to receive Merger Consideration pursuant to Article II.

5.7  No Assignment; Binding Effect

Neither this Agreement nor any right, interest or obligation hereunder may be assigned (by operation of law or otherwise) by any party without the prior written consent of the other parties and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

5.8  Headings

The headings and table of contents used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

5.9  Invalid Provisions

If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

5.10  Governing Law, Submission to Jurisdiction

This Agreement, any Ancillary Agreements and any other closing documents shall be governed by and construed in accordance with the Laws of the State of Delaware as applied to Contracts entered into by Delaware residents and performed entirely in Delaware. Each party hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined by either a state court or federal court sitting in Los Angeles, California and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Article V, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

5.11  WAIVER OF TRIAL BY JURY

IN ANY ACTION OR PROCEEDING ARISING HEREFROM, THE PARTIES HERETO CONSENT TO TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR PROCEEDING.

5.12  Negotiation

The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in, the drafting of each provision hereof. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

5.13  Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The facsimile transmission (or email transmission of a scanned PDF file) of any original signed counterpart of this Agreement (or any amendment hereto or any other document delivered pursuant hereto) shall be treated for all purposes as the delivery of an original signed counterpart; provided that the original signed counterpart is sent by overnight courier for next Business Day delivery.

5.14  Specific Performance

The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding any other provision to the contrary herein, it is agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without the requirement of a posting of a bond or other indemnity in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

5.15  Construction.

(a)  Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender and the neuter, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement as a whole and not to any particular Article, Section or other subdivision, (iv) the terms “Article” or “Section” or other subdivision refer to the specified Article, Section or other subdivision of the body of this Agreement, (v) the phrases “ordinary course of business” and “ordinary course of business consistent with past practice” refer to the business and practice of the Company, (vi) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” and (vii) when a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP. When used herein, the terms “party” or “parties” refer to Parent and Merger Sub, on the one hand, and the Company, on the other, and the terms “third party” or “third parties” refers to Persons other than Parent, Merger Sub or the Company.

(b)  When used herein, the phrase “to the knowledge of” any Person, “known to” any Person or any similar phrase, means (i) with respect to any Person who is an individual, the actual knowledge of such Person, (ii) with respect to any other Person, the actual knowledge of the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as the officers and senior management of such Person, and (iii) in the case of each of (i) and (ii), the knowledge of facts that such individuals should have after due inquiry. For this purpose, “due inquiry” with respect to any matter means inquiry of and consultations with (A) the directors and officers of such Person and other individuals that have a similar position or have similar powers and duties as such officers and directors, (B) other employees of and the advisors to such Person, including legal counsel and outside auditors, who have principal responsibility for the matter in question or are otherwise likely to have information relevant to the matter, and (C) the stockholders owning more than ten percent (10%) of the equity interests, by vote or value, of such Person.

(c)  When a reference is made to “material” or any derivative or similar words in connection with the Company and such reference is not defined, material shall mean an amount equal to individually or in the aggregate twenty-five thousand dollars ($25,000).

5.16  Indemnification of Directors and Officers.

Parent shall cause the Surviving Corporation to continue to honor all rights to indemnification and limitations on liability existing in favor of those persons who are or were directors and officers of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Company bylaws or any agreement in effect as of the Effective Time providing for indemnification by the Company or any of its Subsidiaries of any Indemnified Person.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their duly authorized representatives, all as of the date first written above.

K2 OPTRONICS, INC.	EMCORE CORPORATION

By: /s/ Raj Kapany	By: /s/ Howard Brodie
Name: Raj Kapany Title: President and Chief Executive Officer	Name: Howard Brodie Title: Executive Vice President

EMCORE OPTOELECTRONICS ACQUISITION CORPORATION

By: /s/ Howard Brodie
Name: Howard Brodie Title: Vice President